UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BioMarin Pharmaceutical Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee previously paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

BIOMARIN PHARMACEUTICAL INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of the Stockholders (the “Annual Meeting”) of BioMarin Pharmaceutical Inc., a Delaware corporation (“we”, “us”, BioMarin” or the “Company”). The Annual Meeting will be held on Tuesday, May 8, 2012 at 9:00 a.m. (Pacific Daylight Time), at the Inn Marin hotel, 250 Entrada Drive, Novato, California 94949 for the following purposes:

1.	To elect the nine nominees for director to serve until the next annual meeting and their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (as defined below) as disclosed in the proxy statement accompanying this Notice of Annual Meeting of Stockholders (the “Proxy Statement”);

3.	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2012; and

4.	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement.

The record date for the Annual Meeting is March 15, 2012 (the “Record Date”). Only stockholders of record at the close of business on the Record Date may vote at the Annual Meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company’s executive offices at 105 Digital Drive, Novato, California 94949 for a period of 10 days before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 8, 2012 at 9:00 am at the Inn Marin hotel, 250 Entrada Drive, Novato, California 94949.

The Proxy Statement and annual report to stockholders are available at: www.proxyvote.com.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

1-800-607-0088

By Order of the Board of Directors

G. Eric Davis

Senior Vice President, General Counsel and Secretary

Novato, California

March 29, 2012

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD MAILED TO YOU, OR VOTE OVER THE TELEPHONE OR INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER IN ORDER TO BE ENTITLED TO VOTE IN PERSON AT THE ANNUAL MEETING.

BioMarin Pharmaceutical Inc.

105 Digital Drive

Novato, California 94949

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Proxy Availability Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Proxy Availability Notice free of charge or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Proxy Availability Notice.

We intend to mail the Proxy Availability Notice on or about March 29, 2012 to all stockholders of record entitled to vote at the Annual Meeting. We expect that this Proxy Statement and the other proxy materials will be available to stockholders on or about March 29, 2012.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Proxy Availability Notice, on or after April 8, 2012.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, May 8, 2012 at 9:00 a.m. (Pacific Daylight Time) at the Inn Marin hotel, 250 Entrada Drive, Novato, California 94949. You may contact Investor Relations at IR@bmrn.com to obtain directions to the Annual Meeting. Information on how to vote in person at the Annual Meeting is discussed below. If you plan to attend the Annual Meeting, please note that attendance will be limited to stockholders as of the Record Date. Each stockholder may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts or by a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership as of the Record Date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 15, 2012 will be entitled to vote at the Annual Meeting. On this Record Date, there were 115,617,981 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 15, 2012 your shares were registered directly in your name with BioMarin’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the internet as instructed below or complete, date, sign and return the proxy card mailed to you to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If on March 15, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Availability Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of nine directors;

•	Advisory approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules; and

•

Ratification of the selection by the Board of Directors of the Company (the “Board”) of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote on those matters in accordance with their best judgment.

How do I vote?

With regard to the election of directors, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time on May 7, 2012 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Proxy Availability Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 7, 2012 to be counted.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us and we receive it before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received a Proxy Availability Notice containing voting instructions from that organization rather than from BioMarin. Simply follow the voting instructions in the Proxy Availability Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 15, 2012, the Record Date.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director, “For” the advisory approval of executive compensation of the Named Executive Officers and “For” the ratification of KPMG as the Company’s independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The accompanying proxy is solicited on behalf of the Board for use at the Annual Meeting. Accordingly, the Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Morrow & Co., LLC may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees of the Company will not be paid any additional compensation for soliciting proxies, but Morrow & Co., LLC will be paid its customary fee of approximately $7,000 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other nominees for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Proxy Availability Notice?

If you receive more than one Proxy Availability Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Proxy Availability Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to BioMarin Pharmaceutical Inc.’s Secretary at 105 Digital Drive, Novato California 94949.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted. If your shares are held by your broker, banker other agent, you should follow the instructions provided by your broker, bank or other nominee.

When are stockholder proposals for inclusion in our proxy statement for next year’s annual meeting due?

Stockholders wishing to present proposals for inclusion in our proxy statement for the 2013 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must submit their proposals so that they are received by us at our principal executive offices no later than November 30, 2012. Proposals should be sent to our Secretary at our principal executive offices at 105 Digital Drive, Novato, California 94949.

When are other proposals and stockholder nominations for next year’s annual meeting due?

With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8, our Bylaws provide that stockholders who wish to nominate a director or propose other business to be brought before the stockholders at the Annual Meeting must notify the Company Secretary by a written notice, which notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding year’s annual meeting of stockholders.

For the 2013 Annual Meeting, stockholders wishing to present nominations for director or proposals for consideration under these provisions of our Bylaws must submit their nominations or proposals so that they are received at our principal executive offices no earlier than January 9, 2013 and no later than February 8, 2013 in order to be considered. In the event that the 2013 Annual Meeting is to be held on a date that is not within 25 days before or 60 days after May 8, 2013, then a stockholder’s notice must be received by the Secretary no later than the close of business on the 10th day following the day on which notice of the date of the 2013 Annual Meeting was mailed or the day we make a public announcement of the date of the 2013 Annual Meeting, whichever first occurs.

In addition, with respect to nominations for directors, if the number of directors to be elected at the 2013 Annual Meeting is increased effective at the 2013 Annual Meeting and there is no public announcement by us for the additional directorships at least 100 days prior to May 8, 2013, a stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Nominations or proposals should be submitted, in writing, to our Secretary at our principal executive offices at 105 Digital Drive, Novato, California 94949. A stockholder’s notice to nominate a director or bring any other business before the 2012 Annual Meeting must set forth certain information, which is specified in our Bylaws. A complete copy of our Bylaws may be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, “For”, “Withhold” and broker non-votes for the proposal to elect directors, and with respect to other proposals, votes “For”, “Against,” “Abstain” and broker non-votes.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and, pursuant to a recent amendment to the NYSE rules, executive compensation, including advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation. The ratification of the selection of the independent registered public accounting firm is generally considered to be “routine” and brokers, banks or other nominees generally have discretionary voting power with respect to such proposals. Broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

How many votes are needed to approve each proposal?

•

Proposal No. 1: For the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on Proposal No. 1 will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•

Proposal No. 2: The advisory approval of the compensation of the Company’s Named Executive Officers must receive “For” votes from at least a majority of shares represented either present in person or represented by proxy and entitled to vote on Proposal No. 2. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal No. 3: The ratification of the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 must receive “For” votes from at least a majority of shares present in person or by proxy and entitled to vote on Proposal No. 3. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid stockholder meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 115,617,981 shares outstanding and entitled to vote. Thus, the holders of 57,808,991 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by mail, over the phone or through the internet (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, then either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified. If the adjournment is for more than 30 days, or if after that adjournment a new record date is fixed for the adjourned Annual Meeting, a notice of the adjourned Annual Meeting shall be given to each stockholder of record entitled to vote at the adjourned Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish the preliminary results within four business days after the Annual Meeting and file an additional Form 8-K to publish the final results within four business days after the final results are known to us.

If you have any questions or need assistance in voting your shares, please call the following firm, which is assisting the Company in the solicitation of proxies:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

1-800-607-0088

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently consists of nine directors. There are nine nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company. Each of the director nominees was previously elected by the stockholders. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected.

Nominees for Director

The names and ages of the nominees, position(s) with the Company and length of service with the Company are set forth in the table below. A brief biography of each nominee is also set forth below, which includes information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to believe that the nominee should continue to serve on the Board:

Name	Age	Position with BioMarin	Director Since
Jean-Jacques Bienaimé	58	Director, Chief Executive Officer	May 2005
Kenneth M. Bate(2)	61	Director	September 2010
Michael Grey(1)(3)	59	Director	December 2005
Elaine J. Heron, Ph.D.(1)(2)(3)	64	Director	July 2002
Pierre Lapalme	71	Director, Chairman of the Board	January 2004
V. Bryan Lawlis, Ph.D.(1)(2)	60	Director	June 2007
Alan J. Lewis, Ph.D.(1)	66	Director	June 2005
Richard A. Meier(2)	52	Director	December 2006
William D. Young(3)	67	Director	September 2010

(1)	Member of BioMarin’s Compensation Committee
(2)	Member of BioMarin’s Audit Committee
(3)	Member of BioMarin’s Corporate Governance and Nominating Committee

Jean-Jacques Bienaimé joined our Board in May 2005, at the same time he became our Chief Executive Officer. From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer, and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, another biotechnology company. He became President of SangStat Medical Corporation, a global pharmaceutical company, in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat Medical Corporation, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé currently serves on the boards of NeurogesX, Inc., a biopharmaceutical company, Portola Pharmaceuticals and The Biotech Industry Organization. He received an M.B.A. from the Wharton School at the University of Pennsylvania and an undergraduate degree in economics from the Ecole Superieure de Commerce de Paris.

The Board has nominated Mr. Bienaimé for his intimate knowledge of our business and extensive experience in the management of biotechnology organizations, business development, and sales and marketing of both biotechnology and pharmaceutical products.

Kenneth M. Bate joined our Board in September 2010. Mr. Bate is currently an independent consultant. From May 2009 to January 2012, Mr. Bate served as President and Chief Executive Officer of Archemix, Inc., a

privately-held biotechnology company engaged in discovering and developing aptamer therapeutics to treat chronic and acute diseases. In March 2011, he was elected Non-Executive Chairman of Cubist Pharmaceuticals, Inc., a biopharmaceutical company. From 2006 to April 2009, Mr. Bate served in various positions at NitroMed, Inc., a pharmaceutical company, most recently as President and Chief Executive Officer. From 2002 to 2005, Mr. Bate served as Chief Financial Officer of Millennium Pharmaceuticals where he headed the commercial organization. Prior to joining Millennium Pharmaceuticals, Mr. Bate co-founded JSB Partners, LLC, a banking and advisory services firm for biopharmaceutical and life sciences companies. From 1990 to 1996, he was with Biogen (now Biogen Idec), a biotechnology company first as their Chief Financial Officer and then as head of the commercial organization responsible for launching its multiple sclerosis business. Mr. Bate received his B.A. in Chemistry from Williams College and his M.B.A. from the Wharton School of the University of Pennsylvania. He is currently serving on the boards of AVEO Pharmaceuticals, Inc., Cubist Pharmaceuticals, Inc. and a private medical device company.

The Board has nominated Mr. Bate for his extensive experience in finance and managing biotechnology companies and financial, business development and commercial organizations.

Michael Grey joined our Board in December 2005. He has been serving as Venture Partner with Pappas Ventures, a life sciences venture capital firm, since January 2010 and as President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a privately-held biotechnology company since February 2011. Between January and September 2009, he served as President and Chief Executive Officer of Auspex Pharmaceuticals, Inc., a private biotechnology company. From January 2005 until its acquisition in August 2008, Mr. Grey was President and Chief Executive Officer of SGX Pharmaceuticals, Inc., a publicly held biotechnology company, where he previously served as President from June 2003 to January 2005 and as Chief Business Officer from April 2001 until June 2003. Prior to joining SGX Pharmaceuticals, Inc., Mr. Grey acted as President, Chief Executive Officer and Board member of Trega Biosciences, Inc., a biotechnology company. From November 1994 to August 1998, Mr. Grey was the President of BioChem Therapeutic, Inc., the pharmaceutical operating division of BioChem Pharma, Inc. During 1994, Mr. Grey served as President and Chief Operating Officer for Ansan, Inc., a pharmaceutical company. From 1974 to 1993, he served in various roles with Glaxo, Inc. and Glaxo Holdings, plc, culminating in the position of Vice President, Corporate Development. Mr. Grey is currently a director of Horizon Pharma, Inc. and Selventa, Inc, a healthcare company. Mr. Grey previously served on the board of directors of three public companies during the past five years: SGX Pharmaceuticals, Inc. (from 2001 to 2008), IDM Pharma, Inc. (from 1999 to 2009) and Achillion Pharmaceuticals, Inc. (2001-2010). He received a B.Sc. in chemistry from the University of Nottingham, United Kingdom.

The Board has nominated Mr. Grey for his extensive experience in managing biotechnology and pharmaceutical organizations, business development, compensation matters and finance and accounting.

Elaine J. Heron, Ph.D., joined our Board in July 2002. In February 2009, Dr. Heron became Chair and Chief Executive Officer of Amplyx Pharmaceuticals, Inc., a private early stage drug development company. From July 2001 to October 2008, Dr. Heron was Chairman and Chief Executive Officer of Labcyte Inc., a private biotechnology company and continues to serve on its board of directors. Before joining Labcyte Inc., she spent six years in increasingly responsible positions at the Applied Biosystems Group of Applera Corporation, a biotechnology company, including the position of General Manager and Vice President of Sales and Marketing. Dr. Heron also serves on the board on Fluxion Biosciences, Inc., a privately held biotech company. Dr. Heron earned a B.S. in chemistry with highest distinction and a Ph.D. in analytical biochemistry from Purdue University and an M.B.A. from Pepperdine University.

The Board has nominated Dr. Heron for her extensive experience in life science sales and marketing, finance and accounting, corporate governance matters and research and development.

Pierre Lapalme joined our Board in January 2004 and was named as Chairman in August 2004. From 1995 until his retirement in 2003, he served as the President and Chief Executive Officer of North America Ethypharm, Inc., a drug delivery company. Throughout his career, Mr. Lapalme held numerous senior management positions in the pharmaceutical industry, including Chief Executive Officer and Chairman of the Board of Rhône-Poulenc Pharmaceuticals, Inc. in Canada, and Senior Vice President and General Manager of North America Ethicals, a division of Rhône-Poulenc Rorer, Inc. (now known as Sanofi-Aventis), where he oversaw the development of the ethical pharmaceutical business in the United States, Canada, Mexico, and Central America. Mr. Lapalme served on the board of the National Pharmaceutical Council and was a board member of the Pharmaceutical Manufacturers Association of Canada, where he played a leading role in reinstituting patent protection for pharmaceuticals. Mr. Lapalme previously served on the board of directors of two public companies during the past five years: Sciele Pharmaceuticals Inc. (from 1998 to 2008) and Bioxel Pharma (from 2004 to 2009). He also serves on the board of three private biotech companies and was appointed to the board of Aeterna Zentaris, a biopharmaceutical company, in December 2009. Mr. Lapalme studied at the University of Western Ontario and INSEAD France.

The Board has nominated Mr. Lapalme for his extensive experience in managing biotechnology and pharmaceutical organizations, and sales and marketing of pharmaceutical products.

V. Bryan Lawlis, Ph.D., joined our Board in June 2007. Since August 2011 he has served as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, a privately held limited liability holding company which has held the assets of Itero Biopharmaceuticals, Inc. since August 2011. Prior to serving as the President and Chief Executive Officer of Itero Biopharmaceuticals, LLC, Dr. Lawlis co-founded and served as President and Chief Executive Officer of Itero Biopharmaceuticals, Inc. from 2006 until it discontinued operations in August 2011. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation, a pharmaceutical company, from August 2004, and served on its Board of Directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc., a biotechnology company and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin, and a Ph.D. in Biochemistry from Washington State University. In addition to BioMarin Pharmaceutical Inc., Dr. Lawlis holds board positions on two privately held companies, Itero Biopharmaceuticals, LLC. and Sutro Biopharma, Inc. and in March 2012 was appointed to the board of Geron Corporation, a public biopharmaceutical company.

The Board has nominated Dr. Lawlis for his extensive experience in manufacturing biotechnology and other pharmaceutical products, research and development of drug products and managing and conducting clinical trials and drug regulatory processes.

Alan J. Lewis, Ph.D., joined our Board in June 2005 and serves as the Chairman of the Compensation Committee. Dr. Lewis currently serves as director of three biotech companies, Cytochroma, Inc., Biotica and Cellastra. From July 2010 to November 2011, Dr. Lewis served as President, Chief Executive Officer and Director of Ambit Biosciences, a privately held biotechnology company. From January 2009 to June 2010, Dr. Lewis served as President and Chief Executive Officer of The Juvenile Diabetes Research Foundation. From February 2006 until December 2008, Dr. Lewis was the President and Chief Executive Officer of Novocell, Inc, a privately held regenerative disease biotechnology company. Prior to joining Novocell Inc., a company focused on stem cell therapy, starting in 2000, he was President of Celgene Signal Research, a wholly owned subsidiary of the Celgene Corporation, a pharmaceutical company. From February 1994 to August 2000, he was the President and Chief Executive Officer of Signal Pharmaceuticals, Inc., where he guided the company to its successful acquisition by Celgene Corporation, a global pharmaceutical company. From 1979 to 1994, Dr. Lewis held a number of positions at Wyeth-Ayerst Research and its predecessor, Wyeth Laboratories, Inc., including Vice President of Research at Wyeth-Ayerst Research. Dr. Lewis has published over 120 full manuscripts and has written and edited seven books. Dr. Lewis was a Research Associate at Yale University from 1972 to 1973.

Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University, Southampton, Hampshire, United Kingdom. and a Ph.D. in pharmacology from the University of Wales, Cardiff, United Kingdom.

The Board has nominated Dr. Lewis for his extensive experience in managing biotechnology and pharmaceutical organizations, research and development, finance, compensation and corporate governance matters.

Richard A. Meier joined our Board in December 2006 and serves as the Chairman of the Audit Committee. From January 2010 to March 2012, Mr. Meier served as Executive Vice President and Chief Financial Officer at Teleflex Incorporated, a medical technology company. Prior to this, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics, a medical device company, from November 2007 to May 2009. From February 2007 to November 2007, Mr. Meier was Advanced Medical Optics’ Chief Operating Officer and Chief Financial Officer. From April 2002 to February 2007, Mr. Meier served in various executive and operating positions, including serving as Chief Executive Officer during the entire period. Prior to joining Advanced Medical Optics, Mr. Meier was the Executive Vice President and Chief Financial Officer of Valeant Pharmaceuticals, Inc., from October 1999 to April 2002, and Senior Vice President & Treasurer from May 1998 to October 1999. Before joining Valeant Pharmaceuticals, Mr. Meier was an executive with the investment banking firm of Schroder & Co. Inc. in New York, from 1996. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, Australian Capital Equity, and Greyhound Lines, Inc. Mr. Meier has served on the Board of Staar Surgical, a medical device company since June 2009.

The Board has nominated Mr. Meier for his extensive experience in finance and accounting, capital markets, managing large organizations in the healthcare field and information technology.

William D. Young joined our Board in September 2010 and serves as the Chairman of the Corporate Governance & Nominating Committee. Mr. Young is a partner with Clarus Ventures, a life science venture capital firm that he joined in March 2010. Mr. Young was appointed Chairman of the Board of Biogen Idec in January 2010 and began serving as a Director of IDEC Pharmaceuticals in 1997. From 1999 to October 2009, Mr. Young was Chairman and Chief Executive Officer for Monogram Biosciences, Inc., a life sciences company engaged in the development of molecular diagnostic products until its acquisition by LABCorp, Inc. in October 2009. From 1997 to 1999, Mr. Young served as Chief Operating Officer of Genentech, Inc. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and became Vice President in 1983. He was promoted to various positions and, in 1997 became Chief Operating Officer, taking on responsibility for all development, operations and sales and marketing activities. Prior to joining Genentech Inc., Mr. Young was with Eli Lilly & Co. for 14 years. Mr. Young holds a B.S. in Chemical Engineering and an Honorary Doctorate in Engineering from Purdue University and a M.B.A. from Indiana University. He is also a Director of Theravance, Inc. and Executive Chairman of NanoString Technologies, and a Director of Tandem Diagnostics, Inc. Mr. Young was elected to the National Academy of Engineering in 1993 for his contributions to biotechnology.

The Board has nominated Mr. Young for his extensive experience in senior positions managing life science companies engaged in the development, manufacture, and commercialization of biotech drugs and molecular diagnostics.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, the charters of the committees of our Board and our Global Code of Conduct and Business Ethics described below may be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Alternatively, you can request a copy of any of these documents free of charge by writing to: G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary, c/o BioMarin Pharmaceutical Inc. 105 Digital Drive, Novato, California 94949.

Independence of the Board of Directors

The Board has affirmatively determined that all of the nominees other than Mr. Bienaimé are independent directors within the meaning of the applicable NASDAQ listing standards and relevant securities and other laws and regulations regarding the definition of “independent” (the “Independent Directors”). There are no family relationships between any director and any of our executive officers.

Board Leadership Structure

The Board reviews its leadership structure periodically as part of its annual self-assessment process. In addition, the Board continues to monitor developments in corporate governance as well as the approaches the Company’s competitors undertake. Currently, the Board believes that having an Independent Director serve as Chairman of the Board is in the best interest of stockholders at this time as it allows a greater role for the Independent Directors in the oversight of the Company and active participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board believes that having an Independent Director serve as Chairman helps to ensure independence in the Board’s oversight of the Company’s risk management, but that otherwise its administration of its risk oversight function has not affected the Board’s leadership structure.

Role of the Board in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, particularly the Audit Committee and the CNG Committee, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Meetings of the Board of Directors

Our Board manages our business. It establishes overall policies and standards and reviews the performance of management. During the fiscal year ended December 31, 2011, the Board held nine meetings and took action by unanimous written consent on six occasions. Each Board member attended 75% or more of the aggregate meetings of the Board and of the committees, on which he or she served, held during the period for which he or she was a director or committee member. Applicable NASDAQ listing standards require that the Independent Directors meet from time to time in executive session. In fiscal 2011, our Independent Directors met in regularly scheduled executive sessions at which only Independent Directors were present. It is our policy to request that all Board members attend the annual meeting of stockholders. However, we also recognize that personal attendance by all directors is not always possible. All of the directors serving at the time of the 2011 Annual Meeting of Stockholders attended such meeting.

Information Regarding Committees of the Board of Directors

The Board has a number of committees that perform certain functions for the Board. The current committees of the Board are the Audit Committee, Compensation Committee and the Corporate Governance and

Nominating Committee (the “CGN Committee”). Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58) of the Exchange Act. The Audit Committee was established by the Board to oversee the Company’s corporate accounting and financial reporting processes, systems of internal control over financial reporting and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualification, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee also recommends to the Board the appointment of our independent registered public accounting firm.

The Audit Committee is currently composed of four directors: Mr. Meier, Chairman, Mr. Bate, Dr. Heron and Dr. Lawlis. In 2011, the Audit Committee met 10 times. The Audit Committee is governed by a written charter adopted by the Board, which was last amended in March 2011. The Audit Committee charter can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the Audit Committee grants the Audit Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the Audit Committee conducts a self evaluation at least annually. The Audit Committee also periodically reviews and assesses the adequacy of its charter, including the Audit Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in NASDAQ Listing Rules 5605(c)(2)(A)(i) and (ii)). The Board has determined that Mr. Meier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Meier’s level of knowledge and experience based on a number of factors, including his experience as the Chief Financial Officer of several public companies and his finance and investment banking experiences. In making that determination, the Board relied on the past business experience of Mr. Meier. Please see the description of the business experience for Mr. Meier under the heading “Nominees for Director.”

REPORT OF THE AUDIT COMMITTEE(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation and integrity of the consolidated financial statements and the reporting process, including establishing and monitoring the system of internal financial controls. In this context, during fiscal year 2011, the Audit Committee met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”). Management has represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year end December 31, 2011 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited financial statements of the Company with management of the Company and with KPMG. In addition, the Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG the independence of KPMG from the Company and its management. The Audit Committee has also concluded that the provision of the non-audit services to the Company in fiscal year 2011 was compatible with KPMG’s independence. Based on the foregoing, the Audit Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee and the Board also have recommended the selection of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Respectfully submitted on March 5, 2012 by the members of the Audit Committee of the Board of Directors:

Richard A. Meier, Chairman

Kenneth Bate

Elaine J. Heron, Ph.D.

V. Bryan Lawlis, Ph.D.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs. Among other things, the Compensation Committee:

•

reviews and recommends to the Board for approval, the compensation (i.e., salary, bonus, and equity-based compensation awards) and other terms of employment or service of our Chief Executive Officer and Independent Directors;

•	reviews and approves compensation and other terms of employment or service of our other executive officers and other officers reporting to our Chief Executive Officer;

•	reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other SEC filings;

•	approves the goals and performance requirements, thresholds, and maximum funding for our annual bonus program; and

•

administers our Amended and Restated 2006 Share Incentive Plan, our Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) and our Amended and Restated 2006 Employee Stock Purchase Plan.

The Compensation Committee is currently composed of four directors: Dr. Lewis, Chairman, Mr. Grey, Dr. Heron and Dr. Lawlis. Dr. Heron was appointed to the Compensation Committee in June 2011. The Board has determined that all members of the Company’s Compensation Committee are independent (as independence is currently defined in NASDAQ Listing Rule 5605(a)(2). During 2011, the Compensation Committee met nine times.

The Compensation Committee has adopted a written charter that can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Information regarding consultants engaged by the Compensation Committee is provided in the Compensation Discussion and Analysis section of this Proxy Statement.

As required by its charter, the Compensation Committee conducts a self evaluation at least annually. The Compensation Committee also periodically reviews and assesses the adequacy of its charter, including the Compensation Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for 2011 and for certain elements of compensation for 2012 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Processes and Procedures

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. Typically, the Compensation Committee meets at least six times per year. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer, the head of Human Resources, our General Counsel and the Compensation Committee’s

independent advisor, Radford Surveys Consulting (“Radford”), an Aon Consulting Company. The Compensation Committee meets regularly in executive session. However, Mr. Bienaimé, our Chief Executive Officer, Mr. Davis, our Senior Vice President, General Counsel and Secretary, and Mr. Wood, our Senior Vice President, Human Resources, in addition to the Compensation Committee’s independent advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis and information to assist management with their recommendations on various human resources and compensation matters. These officers generally do not participate in the executive sessions of the Compensation Committee.

Throughout 2011 and continuing through the date of this Proxy Statement, the Compensation Committee engaged Radford as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for our Chief Executive Officer and other executive officers, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, which retains sole authority to direct the work and employ Radford. As part of its analysis, Radford collects and analyzes compensation information from a comparative group of biotechnology companies or peer group approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually, to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Committee’s independent advisor to ensure the group is consistent with our current business model. The peer group used for 2011 is discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. During 2011, no members of our Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

Corporate Governance and Nominating Committee

The CGN Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. To that end, the CGN Committee is responsible for identifying individuals to fill vacancies on the Board, recommending nominees to be voted upon at the annual meeting of stockholders, recommending to the Board appointees to serve on committees of the Board, and overseeing the development and implementation of BioMarin’s corporate governance policies and our Global Code of Conduct and Business Ethics. A detailed discussion of the CGN Committee’s procedures for recommending candidates for election as a director appears below under the caption Procedures of the Corporate Governance and Nominating Committee.

The CGN Committee is also responsible for, without limitation, the following relating to the oversight of policies:

•	adopting of corporate governance guidelines;

•	establishing written charters for each Board committee and recommending changes to those charters from time to time when it deems appropriate;

•	reviewing and approving related party transactions with our directors, executive officers and 5% stockholders;

•	maintaining independence standards for each independent Board member;

•	requiring executive sessions of Board meetings without management present;

•	mandating execution of a standard of business ethics for every employee and Board member;

•	implementing, in conjunction with the Audit Committee, the independent audit function, and

•

establishing a toll-free telephone number for employees to anonymously report complaints relating to financial fraud, environmental hazards, illegal or unfair employment practices, and unethical behavior.

The members of the CGN Committee are Mr. Young, Chairman, Mr. Grey and Dr. Heron. Dr. Heron served as Chair of the Committee until June 2011, upon which Mr. Young was appointed as Chairman. The CGN Committee met six times during 2011.

The CGN Committee has adopted a written charter that can be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. The Company’s Corporate Governance Guidelines can also be found in the Corporate Governance section of the Investors section of the Company’s website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. The charter of the CGN Committee grants the CGN Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the CGN Committee considers necessary or appropriate in the performance of its duties.

As required by its charter, the CGN Committee conducts a self evaluation at least annually. The CGN Committee also periodically reviews and assesses the adequacy of its charter, including the CGN Committee’s role and responsibilities, and recommends any proposed changes to the Board for its consideration.

Procedures of the Corporate Governance and Nominating Committee

The CGN Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. The CGN Committee is composed of three directors, each of whom is “independent” under the listing qualifications of NASDAQ. The CGN Committee operates according to a charter that complies with the guidelines established by NASDAQ.

In connection with nominating directors for election at the annual meeting and periodically throughout the year, the CGN Committee considers the composition of the Board and each Committee of the Board to evaluate its effectiveness and whether or not changes should be considered to either the Board or any of the Committees. In support of this process, the Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes that it should be comprised of persons with skills in areas such as:

•	leadership of large complex organizations, particularly in related industries;

•	sales and marketing of biotechnology and pharmaceutical products;

•	manufacturing of biotech and small molecule drug products;

•	managing and conducting clinical trials and drug regulatory process;

•	medicine;

•	finance and accounting;

•	capital markets;

•	business development;

•	legal and intellectual property;

•	research and development of drug products; and

•	information technology.

As part of its periodic self-assessment process, the CGN Committee has implemented a process that involves the entire Board to annually determine the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The CGN Committee considers the skill areas currently represented on the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its functions in determining director nominations and whether to consider adding new directors.

Once the CGN Committee and the Board determine that it is appropriate to add a new director, either as a replacement or as a new position, the CGN Committee uses a flexible set of procedures in selecting individual director candidates. It utilizes general guidelines that allow it to adjust the process to best satisfy the objectives it is attempting to accomplish in any director search. The first step in the general process is to identify the type of candidate the CGN Committee may desire for a particular opening, including establishing the specific target skill areas, experiences and backgrounds that are to be the focus of a director search. Once identified, the CGN Committee looks to, in the CGN Committee’s judgment, the best method of finding a candidate who satisfies the specified criteria. The CGN Committee may consider candidates recommended by management, by other members of the CGN Committee, by the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates. In considering candidates submitted by stockholders, the CGN Committee will take into consideration the needs of the Board and the qualifications of the candidate.

In order for a stockholder to have a candidate considered by the CGN Committee, a stockholder should submit a written recommendation that includes: (i) the name and record address of the stockholder (and beneficial owner, if any, on whose behalf the nomination is made) and evidence of the stockholder’s and beneficial owner’s ownership of Company stock, including the number of shares owned and the length of time of ownership; (ii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such stockholder and/or such beneficial owner and affiliates or others acting together; (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and/or such beneficial owners; (iv) a representation that the stockholder and/or any beneficial owner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) whether the stockholder or any beneficial owner intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. With respect to each person whom the stockholder proposes to nominate for election as a director, the stockholder must include (i) the name, age, business address and residence address of the director candidate, (ii) the candidate’s resume or a listing of his or her qualifications to be a director (including principal occupation or employment), (iii) the class or series and number of shares of stock which are owned beneficially or of record by the candidate, (iv) any other information relating to the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act. The notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee if selected by the CGN Committee and nominated by the Board. Stockholder recommendations should be addressed to the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the address set forth under the heading Stockholder Communications with the Board of Directors.

Once candidates are identified, the CGN Committee conducts an evaluation of qualified candidates. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the CGN Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include: strength of character, mature judgment, business understanding, experience with the pharmaceutical and/or biotechnology industries, availability and level of interest, capacity to devote time to BioMarin Board activities, career specialization, relevant technical skills, diversity, and the extent to which the candidate would fill a present need on the Board.

If the CGN Committee determines that a candidate should be nominated as a candidate for election to the Board, the candidate’s nomination is then recommended to the Board, and the directors may in turn conduct their own review to the extent they deem appropriate. When the Board has agreed upon a candidate, such candidate is recommended to the stockholders for election at an annual meeting of stockholders or appointed as a director by a vote of the Board as appropriate.

All of the current directors have been recommended by the CGN Committee to the Board for re-election as our directors at the Annual Meeting, and the Board has approved such recommendations.

Chairman of the Board

In 2011, the independent Board members re-appointed Mr. Lapalme as Chairman of the Board. The Chairman of the Board is responsible for:

•	approving Board meeting schedules and meeting agendas;

•	approving Board meeting materials;

•	leading executive sessions of the independent Board members;

•	setting meetings of independent Board members; and

•	being available for consultation with major stockholders.

Director and Officer Stock Ownership Guidelines

The Compensation Committee has approved stock ownership guidelines for the directors, our Chief Executive Officer, and Executive or Senior Vice Presidents, which have been approved by the Board. Under these guidelines, executives are expected to use the shares of common stock obtained on the exercise of stock options or the shares of restricted stock received to establish significant level of direct ownership in BioMarin. The guidelines recommend that our directors hold shares equal to the lesser of 10,000 shares of common stock or three times the Director’s annual cash retainer amount, our Chief Executive Officer hold shares of the Company with a value equal to at least three times his or her base salary and our Executive or Senior Vice Presidents hold shares of the Company with a value equal to at least two times his or her base salary. All shares of restricted stock, except for the shares subject to performance-based vesting, held by our officers and directors, whether or not vested, are included in the calculations. To give the officers and directors time to comply with this recommendation, the Compensation Committee determined that our directors and officers should have until June 2013 to comply with these guidelines. As of December 31, 2011, Mr. Bienaimé, our Chief Executive Officer, beneficially held shares equal to 5.9 times his base salary, Drs. Fuchs and Baffi and Mr. Aselage, our Executive Vice Presidents, held shares equal to 2.9, 8.4 and 12.5 times their base salary, respectively, and Mr. Cooper, our Senior Vice President held shares equal to 3.9 times his base salary. In addition, as of December 31, 2011, all of our directors, other than Messrs. Bate and Young who are not expected to achieve the recommendation until three years after their appointment to the Board, held at least 10,000 shares or three times their respective annual cash retainer amounts. The Compensation Committee believes these stock ownership guidelines are an important tool in aligning the interests of our executives with the long-term interests of our stockholders. Although the guidelines are not mandatory, the Compensation Committee will consider compliance with the guidelines in setting an officer’s compensation and the CGN Committee will consider compliance with the guidelines when making decisions on nominating directors for re-election. Please see Compensation Discussion and Analysis for more information regarding these guidelines.

2011 Director Compensation

Our directors play a critical role in guiding our strategic direction and overseeing the management of BioMarin. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Independent Directors receive a combination of annual cash retainers, restricted stock grants, and stock option grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. Our only employee director, Mr. Bienaimé, receives no separate compensation for his service as a director.

The following table is a summary of the annual cash compensation paid the Independent Directors. Each applicable line item is an additional element of compensation.

Director Position	Annual Cash Compensation(1)
All Independent Directors	$50,000
Chairman of the Board	$50,000
Audit Committee Chair	$25,000
Audit Committee (Non-Chair)	$12,000
Compensation Committee Chair	$18,000
Compensation Committee (Non-Chair)	$9,000
Corporate Governance and Nominating Committee Chair	$12,500
Corporate Governance and Nominating Committee (Non-Chair)	$5,000
Liaison to Scientific Advisory Board	$8,000

(1)	The annual cash compensation the Company pays to its Board members, other than Mr. Bienaimé is based on their positions on the Board or the committees of the Board, and the Company does not compensate the Board members on a per meeting basis.

Each Independent Director is automatically granted an initial options grant to purchase 30,000 shares of our common stock on the date that such person first becomes an Independent Director. On the date of our annual meeting of stockholders each re-elected director is granted an additional option to purchase 15,000 shares of common stock and 2,500 restricted stock units (RSUs). The RSUs vest in full on the one-year anniversary of the grant date. The additional option grant for a director who has served for less than a year is prorated to the nearest quarter. The shares of common stock subject to the initial and additional options vest quarterly over one year. These options and RSUs continue to vest only while the director serves on the Board. The exercise price per share of each of these options is 100% of the fair market value of a share of our common stock on the date of the grant of the option. These options have a term of 10 years.

In fiscal year 2011, options to purchase, in the aggregate, 112,500 shares were issued to the Independent Directors and 18,750 RSUs were awarded to Independent Directors under the Amended and Restated 2006 Share Incentive Plan. The following table lists actual compensation paid to each of the directors during 2011 other than Mr. Bienaimé, who is also a Named Executive Officer, as defined below.

Our Board members are eligible to enroll in the Deferred Compensation Plan under which participants may elect to defer all or a portion of their fees and RSU awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years.

Director Compensation in 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Kenneth M. Bate	62,000	49,669	145,800	257,469
Michael Grey	64,000	66,225	194,400	324,625
Elaine J. Heron, Ph.D.	83,125	66,225	194,400	343,750
Pierre Lapalme	100,000	66,225	194,400	360,625
V. Bryan Lawlis, Ph.D.	71,000	66,225	194,400	331,625
Alan J. Lewis, Ph.D.	76,000	66,225	194,400	336,625
Richard A. Meier	75,000	66,225	194,400	335,625
William D. Young	60,500	49,669	145,800	255,969

(1)	Director fees are generally paid quarterly in arrears within four weeks after the close of a quarter.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”) Topic 718. The grant date fair value was $26.49 per share. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.
(3)	The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. The grant date fair value was $12.96 per option. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Stockholder Communication with the Board of Directors

The Board has adopted a process for stockholders and others to send communications to the Board or any director. All such communications should be sent by mail addressed to the Board or any particular director at 105 Digital Drive, Novato, California 94949, c/o G. Eric Davis, the Company’s Senior Vice President, General Counsel and Secretary. All communications received by Mr. Davis will be sent directly to the Board or any particular director.

Global Code of Conduct and Business Ethics

The Board has adopted our Global Code of Conduct and Business Ethics which is applicable to all employees and directors, including our Chief Executive Officer, Chief Financial Officer, other executive officers and senior financial personnel. A copy of our Global Code of Conduct and Business Ethics is available in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference in this Proxy Statement. If the Company makes any substantive amendments to our Global Code of Conduct and Business Ethics or grants any waiver from a provision of Global Code of Conduct and Business Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of Global Code of Conduct and Business Ethics by disclosing such information also on its website.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Exchange Act, the Company’s stockholders are now entitled to vote to approve, on an advisory basis (non-binding), the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules (commonly known as the “say-on-pay” vote). This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

The compensation of the Company’s Named Executive Officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this Proxy Statement. As discussed in these disclosures, the Company believes that its compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	reward exceptional performance by individual employees.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC including the Compensation Discussion and Analysis, compensation tables and narrative discussion and any related material.”

The Compensation Discussion and Analysis section of this Proxy Statement contains more details on the Company’s executive compensation and we urge you to read it carefully before casting your vote on this proposal. Because the vote is advisory, it is not binding on the Company, the Board or the Compensation Committee of the Board. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements and the Company’s executive compensation principles, policies and procedures.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL THREE: RATIFICATION OF SELECTION OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR BIOMARIN

The Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG has served as our independent registered public accounting firm since June 11, 2002. Representatives of KPMG plan to attend the Annual Meeting and will be available to answer appropriate questions from stockholders and, although they do not expect to do so, they will have the opportunity to make a statement if they so desire.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain KPMG. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

Independent Registered Public Accounting Firm

The following is a summary of the fees and services provided by KPMG to the Company for fiscal years 2011 and 2010.

Description of Services Provided by KPMG LLP	Year Ended December 31, 2011		Year Ended December 31, 2010
Audit Fees:	$1,054,559		$1,034,751
Audit Related Fees: These services relate to assurance and related services reasonably related to the performance of the audit or review of financial statements not included in Audit Fees above.	135,000		none

Tax Fees: These services relate to the preparation of federal, state and foreign tax returns and other filings, as well as to the area of tax strategy and minimizing Federal, state, local and foreign taxes.

	none		none
All Other Fees:	133,208	(1)	none

(1)	Reflects fees paid to KPMG for non-audit services provided in relation to a review of the Company’s financial processes and enterprise reporting system utilization.

As provided in the Audit Committee charter, the Audit Committee pre-approves all of the services provided by its independent registered public accounting firm. All of the above services and estimates of the expected fees were reviewed and approved by the Audit Committee before the respective services were rendered.

The Audit Committee has considered the nature and amount of the fees billed by KPMG and believes that the provision of the non-audit services is compatible with maintaining KPMG’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

OTHER INFORMATION RELATED TO BIOMARIN, THE DIRECTORS

AND EXECUTIVE OFFICERS

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2011, (except as otherwise noted) as to: (i) each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock as of March 12, 2012; (ii) each of our directors; (iii) each of our Named Executive Officers, as defined below; and (iv) all of the directors and current executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. The information with respect to each person specified was supplied or confirmed by such person or based upon statements filed with the SEC. Except as otherwise indicated, the mailing address for each stockholder in the table below is c/o BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, California 94949.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Subject To Options(1)	Percentage of Common Stock(2)
FMR LLC(3)	15,115,631	—	13.1%
Capital Research Global Investors(4)	13,991,200	—	12.1%
PRIMECAP Management Company(5)	8,986,638	—	7.8%
Columbia Wanger Asset Management LLC(6)	7,071,511	—	6.1%
Kenneth M. Bate	38,437	38,437	*
Michael Grey	77,500	63,750	*
Elaine J. Heron, Ph.D.	171,250	131,250	*
Pierre Lapalme	138,900	118,650	*
V. Bryan Lawlis, Ph.D.	93,750	86,250	*
Alan J. Lewis, Ph.D.	121,250	101,250	*
Richard A. Meier	106,500	93,750	*
William D. Young	38,437	38,437	*
Jean-Jacques Bienaimé	1,905,668	1,869,575	1.6%
Stephen J. Aselage	295,236	272,957	*
Jeffrey H. Cooper	102,949	80,645	*
Robert Baffi, Ph.D.	391,487	330,519	*
Henry J. Fuchs, M.D., Ph.D.	153,235	146,874	*
All current executive officers and directors as a group (16 persons)	4,019,470	3,723,315	3.5%

*	Represents less than 1% of BioMarin’s outstanding common stock.
(1)	The “Number of Shares Subject to Options” enumerates for each 5% stockholder, director and Named Executive Officer and for all executive officers and directors in the aggregate, the shares of common stock subject to options exercisable within 60 days following March 1, 2012. These shares are included in the amounts shown in the “Number of Shares Beneficially Owned” column.
(2)	The “Percentage of Common Stock” column is based on 115,495,584 shares of common stock outstanding on February 29, 2012. Shares of common stock subject to options that are exercisable within 60 days following March 1, 2012 are deemed outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)

Information based upon statements filed on Schedule 13G/A with the SEC on February 14, 2012. The mailing address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 12,495,430 shares as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. Each of Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, has sole power to dispose of the 12,495,430 shares. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with the Fidelity Funds’ Board of Trustees.
(4)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 14, 2012. The mailing address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.
(5)	Information is based upon statements filed on Schedule 13G/A with the SEC on February 13, 2012. The mailing address for PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, California 91101.
(6)	Information based upon statements filed on Schedule 13G/A with the SEC on February 10, 2012. The mailing address for Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and reports of changes in the ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) filings they make.

To the best of our knowledge and based solely on a review of the copies of such reports furnished to us or written representation that no other reports were required, during the fiscal year ended December 31, 2011, all officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 19, 2012.

Name	Age	Position with BioMarin
Jean-Jacques Bienaimé	58	Chief Executive Officer
Henry J. Fuchs, M.D., Ph.D.	54	Executive Vice President and Chief Medical Officer
Stephen J. Aselage	60	Executive Vice President and Chief Business Officer
Robert A. Baffi, Ph.D.	57	Executive Vice President, Technical Operations
Jeffrey H. Cooper	56	Senior Vice President, Chief Financial Officer
G. Eric Davis	41	Senior Vice President, General Counsel and Secretary
Brian R. Mueller	38	Vice President, Corporate Controller and Chief Accounting Officer
Mark Wood	45	Senior Vice President, Human Resources & Corporate Affairs

There are no family relationships between any of our directors and any of our executive officers.

Henry J. Fuchs, M.D., joined BioMarin in March 2009, and currently serves as our Executive Vice President and Chief Medical Officer. From March 2009 to December 2009, Dr. Fuchs served as our Senior Vice President and Chief Medical Officer. From September 2005 until December 2008, Dr. Fuchs served as Executive Vice President and Chief Medical Officer for Onyx Pharmaceuticals, a biopharmaceutical company. Dr. Fuchs was Chief Executive Officer of IntraBiotics, a biotechnology company. He originally joined IntraBiotics in 1996 as Vice President of Clinical Affairs before assuming the role of President and Chief Operating Officer in 2001. From 1987 to 1996, Dr. Fuchs was employed by Genentech where he held a number of positions with increasing responsibility. While there he led the clinical team that played an integral role in the approval of Herceptin, a breast cancer treatment, as well as Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs earned an M.D. from George Washington University and a B.A. in biochemical sciences from Harvard College. Dr. Fuchs serves on the board of two private biopharmaceutical companies, Ardea Biosciences and Methylgene, Inc.

Stephen J. Aselage joined BioMarin in July 2005 and serves as our Executive Vice President and Chief Business Officer. From June 2005 to December 2009, Mr. Aselage served as Senior Vice President, Global Commercial Development. From February 2004 to June 2005, Mr. Aselage served as Executive Vice President of Global Commercial Operations at Cell Therapeutics, a biotechnology company focused on cancer therapeutics. From September 2003 to January 2004, Mr. Aselage served as Senior Vice President of North American Sales and Marketing for Genzyme Corporation following Genzyme’s acquisition of Sangstat Medical Corporation where he had worked since February 1999. While at Sangstat, Mr. Aselage restructured the company’s sales, marketing and medical affairs groups. From 1996 through 1999, Mr. Aselage served as Director of Sales and Marketing at Advanced Tissue Sciences, a biotechnology company. Earlier in his career, Mr. Aselage held a variety of sales and sales management positions at biotechnology and pharmaceutical companies including Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis), Genentech, Inc., and Bristol Laboratories, a biopharmaceutical company. Mr. Aselage holds a B.S. in biology from the University of Notre Dame.

Robert A. Baffi, Ph.D., joined BioMarin in May 2000 and currently serves as our Executive Vice President of Technical Operations, responsible for overseeing manufacturing, process development, quality, compliance and analytical chemistry departments. From 2000 to December 2009, Dr. Baffi served as Senior Vice President of Technical Operations. From 1986 to 2000, Dr. Baffi served in a number of positions with increasing responsibility at Genentech, Inc., primarily in the functional area of quality control. Prior to joining Genentech, Dr. Baffi worked for Cooper BioMedical as a research scientist and at Becton Dickson Research Center as a post-doctoral fellow. Dr. Baffi has contributed to more than 20 regulatory submissions for product approval in the United States and Europe and to more than 50 regulatory submissions for investigational new drug testing. Dr. Baffi received a Ph.D., M. Phil and a B.S. in biochemistry from the City University of New York and an M.B.A. from Regis University.

Jeffrey H. Cooper, C.P.A. (inactive), joined BioMarin in October 2003 as Vice President, Corporate Controller and currently serves as our Senior Vice President and Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical, where he worked since June 1998. In his career, he held numerous finance-related positions within the health care and pharmaceutical industries, including corporate controller at Foundation Health Systems, and director of business analysis at Syntex Corporation, a pharmaceutical company for which he worked from 1983 to 1995. Mr. Cooper, a certified public accountant (inactive status), earned a B.A. in economics from the University of California, Los Angeles, and an M.B.A. from Santa Clara University.

G. Eric Davis joined BioMarin in March 2004, and currently serves as our Senior Vice President, General Counsel and Secretary. From 2004 to December 2005, Mr. Davis served as our Vice President, General Counsel and Secretary. From 2000 to 2004, Mr. Davis worked in the San Francisco office of Paul, Hastings, Janofsky & Walker LLP, where he served on the firm’s national securities practice committee. Mr. Davis has represented public and private companies and venture capital and investment banking firms in a wide range of corporate and securities matters, mergers and acquisitions, strategic alliance matters and intellectual property-related business transactions. His experience involves a variety of industries, including biotechnology and life sciences. Mr. Davis received a B.A. in political economy from the University of California, Berkeley, and a J.D. from the University of San Francisco School of Law.

Brian R. Mueller, joined BioMarin in December 2002 and has served as BioMarin’s Vice President, Corporate Controller since March 2009. In March 2011, Mr. Mueller was appointed to serve as BioMarin’s Chief Accounting Officer. From July 2007 to March 2009, Mr. Mueller served as Senior Director, Corporate Controller and from January 2006 until July 2007, Mr. Mueller served as Director, Corporate Controller. Prior to joining

BioMarin in 2002, Mr. Mueller worked for KPMG as a senior manager in the firm’s audit practice. Mr. Mueller joined KPMG in June 2002 after spending seven years with Arthur Andersen LLP in the firm’s audit and business advisory services practice. Mr. Mueller received a B.S. in Accountancy from Northern Illinois University in DeKalb, Illinois, and is a member of the American Institute of Certified Public Accountants.

Mark Wood, joined BioMarin in May 2004 and currently serves as our Senior Vice President, Human Resources and Corporate Affairs. From May 2004 to June 2006, Mr. Wood served as Senior Director, Human Resources. In June 2006, Mr. Wood was promoted to Vice President and was appointed to his current position in January 2012. From June 2002 to May 2004, Mr. Wood was the sole proprietor of a human resources consulting practice assisting clients in the areas of compensation, leadership development, organizational effectiveness and general human resources matters. From September 1999 to June 2002, Mr. Wood served as Vice President of Human Resources & Administration at AG Consulting, a global professional services firm that he joined in October 1998. Prior to joining AG Consulting, Mr. Wood was the manager of compensation and quantitative analysis at Genentech, Inc. from 1993 to 1998 and held a variety of human resources positions at Wells Fargo Bank from 1991 to 1993. Mr. Wood holds a Master’s degree in Industrial and Labor Relations from Cornell University, and a Bachelor’s degree in Psychology and Management from the State University of New York at Buffalo.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our Named Executive Officers (whom we refer to in this discussion as our NEOs) and places in perspective the data presented in the tables and other quantitative information that follows this section.

At the May 2011 annual meeting, consistent with the Company’s recommendation, a majority of the shares voted recommended that the Company hold an annual advisory vote on the compensation of the NEO’s and to hold an advisory vote on the frequency of such vote once every three years. The Company intends to act in accordance with the 2011 vote.

Compensation Objectives and Philosophy

We believe that being able to attract and retain superior employees at all levels of the organization is a key to the success of our business and creating long-term stockholder value, and it therefore is a primary goal of our compensation program. We recognize that highly qualified executives and other skilled professionals have many career opportunities and that their choices to pursue careers with us may rest in part upon the compensation we offer. Accordingly, our compensation philosophy is to provide competitive overall compensation that attracts and retains top performers. To achieve these goals, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available employees;

•

provide a mix of compensation that offers (i) a meaningful base compensation, with a potential to earn additional amounts based on achievement of defined corporate goals, which are generally expected to be achieved within 12 months, and (ii) the opportunity to share in the long-term growth of our company through equity compensation; and

•	reward exceptional performance by individual employees.

The market for talented individuals in the biotechnology industry is very competitive nationally, and particularly in the San Francisco Bay Area. While we consider peer groups, as discussed below, and receive advice from an independent compensation consultant, no single factor is determinative in setting compensation structure or allocating among elements of compensation. To ensure that we are appropriately compensating our employees and that we have appropriate human resources to execute on our business plans, our Compensation Committee and our Board consider a wide variety of information and use their judgment in making compensation decisions. In order to ensure that our compensation is competitive, our Compensation Committee has adopted a goal to target typical base salaries at the 50th percentile, total cash compensation between the 50th and 75th percentile, and total compensation at the 75th percentile of our peer group, although individuals may be paid above or below these levels based on their experience, performance, position requirements and/or expected future contribution to the business.

At our annual meeting of stockholders on May 12, 2011, we held a stockholder advisory note on the compensation of our NEOs, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with 97% of stockholder votes cast in favor of our say-on-pay resolution. As a result of this strong support from our stockholders, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. The Compensation Committee will continue to consider stockholder concerns and feedback in the future.

Our Compensation Committee

Our Compensation Committee is composed entirely of Independent Directors, within the meaning of NASDAQ Listing Rule 5605(a)(2). Our Compensation Committee is responsible for setting our general compensation policy, plans, and programs. The duties of the Compensation Committee include:

•	recommending to the full Board the compensation of the Chief Executive Officer and Independent Directors;

•	setting the compensation, both the specific elements (i.e., salary, bonus, and equity awards) and amount, of the other executive officers;

•	approving the peer group for executive and director compensation benchmarking;

•	approving the goals and performance requirements, thresholds and maximum funding for our annual bonus program;

•	administering our Amended and Restated 2006 Share Incentive Plan and our Non-Qualified Deferred Compensation Plan; and

•	consulting with outside experts in the review and analysis of executive and director compensation.

These responsibilities are detailed in the charter of the Compensation Committee. The full text of the Compensation Committee Charter can be found in the Corporate Governance section of the Investors section of our website at www.bmrn.com. The composition of the Compensation Committee is determined by our Board, after a recommendation by the CGN Committee.

Compensation Process

The implementation of our compensation philosophy is carried out under the supervision of the Compensation Committee. The compensation for our Chief Executive Officer, Mr. Bienaimé (whom we may also refer to in this discussion as the CEO), is approved by our Board, after the Compensation Committee provides its analysis and recommendation. The Compensation Committee has direct responsibility for establishing the compensation for the direct reports to the CEO, including all of our executive officers. To assist the Compensation Committee, the CEO and the Senior Vice President, Human Resources make recommendations to the Compensation Committee as to specific elements (i.e., salary, bonus and equity awards) of compensation. Management, under the guidelines and policies established by the Compensation Committee, makes decisions on all aspects of compensation for non-executive officer employees.

Mr. Bienaimé, our CEO, Mr. Davis, our Senior Vice President, General Counsel and Secretary, and Mr. Wood, our Senior Vice President, Human Resources, in addition to the Compensation Committee’s independent advisor, regularly attend portions of the Compensation Committee meetings for the purpose of providing analysis, information, and management’s recommendations on various human resources and compensation matters. The members of management generally do not participate in the executive sessions of the Compensation Committee unless invited by the Compensation Committee to provide specific information during closed session.

Throughout 2011 and continuing through the date of this Proxy Statement, the Compensation Committee engaged Radford Surveys Consulting (“Radford”), an Aon Consulting Company, as an independent advisor to the Compensation Committee. Radford conducted analysis and provided advice on, among other things, the appropriate peer group, executive compensation for the CEO and other executive officers, equity compensation, and compensation trends in the biotechnology industry. Radford reports directly to the Compensation Committee, which retains sole authority to direct the work and employ Radford. As part of its analysis, Radford collects and analyzes compensation information from a comparative group of biotechnology companies, or peer group, approved by the Compensation Committee. The Compensation Committee evaluates the criteria used in establishing the peer group at least annually to ensure that it appropriately represents the companies competing with us to attract and retain talent. The Compensation Committee seeks input from management in addition to the Compensation Committee’s independent advisor to ensure the group is consistent with our current business model. In order to ensure independence and candid communication, the Compensation Committee regularly meets with independent advisor in executive session without management present.

The list of companies in the peer group is approved based on various factors including size, market capitalization, stage of development, product revenue, and product focus. During 2011, we used a peer group that included biotechnology companies with a market capitalization between $500 million and $12 billion and expected revenues from product sales in 2011 between $100 million and $2 billion. Based on these criteria, the peer group included in the 2011 analysis by Radford was composed of the following companies: Alexion Pharmaceuticals; Alkermes, Inc.; Amylin Pharmaceuticals, Inc.; Auxilium Pharmaceuticals; Cubist Pharmaceuticals; Dendreon Corporation; Endo Pharmaceuticals; Human Genome Sciences; Intermune, Inc.; Medicis Pharmaceutical Corporation; Nektar Therapeutics; Onyx Pharmaceuticals; Regeneron Pharmaceuticals; Talecris BioTherapeutics; United Therapeutics; Valeant Pharmaceuticals International, Inc.; Vertex Pharmaceuticals; and ViroPharma (the “2011 Peer Group”). In addition to the peer group, the Compensation Committee also reviews the compensation packages of Celegene Corporation, Cephalon, Exelixis, Inc., Incyte Corporation and Shire PLC, as we regularly compete with these companies, particularly for senior positions. The Compensation Committee believes that using a broad set of companies provides the best long-term trend data and minimizes year-to-year changes caused by companies being added or removed due to acquisitions or product successes/failures within the peer group. In March 2012, the Compensation Committee performed its annual review of the peer group. The Compensation Committee affirmed the framework established in 2011, and made several modifications to ensure consistency with the established criteria. The peer group was amended to remove Auxillium Pharmaceuticals, Nektar Therapeutics and Talecris BioTeherapeutics due to their declining revenues, and to add Jazz Pharmaceuticals to ensure a continued balance with San Francisco Bay Area companies. This revised peer group will be used in making compensation decisions in 2012.

Elements of Compensation Package

We generally provide three major categories of compensation: base salary, annual cash bonus, and equity compensation. We believe that the combination of these three elements allows us to attract and retain employees in the very competitive San Francisco Bay Area and national market and to balance the motivation of all of our employees to execute on immediate goals and to remain conscious of our strategic imperatives and long-term goals.

The allocation of the individual components of compensation is based on a number of factors, including competitive market conditions and on classes of employees. Generally, the percentage of compensation at risk, either in the form of cash bonus or equity compensation, is higher for more senior employees than for those with more limited responsibility. Our executive officers have the highest percentage of their total compensation at risk and the highest percentage of total compensation allocated to equity compensation. We believe that this is appropriate as the more senior employees have more influence on whether or not we achieve our strategic imperatives and long-term goals.

The bonus program provides an annual cash bonus, which is based on achievement of corporate goals and individual performance. The details of this program are discussed below.

Generally, we grant substantially all employees equity compensation in the form of stock options. Our option grant practice is described below. Historically, members of our Board and senior management receive a portion of their equity compensation in the form of restricted stock units. In the future we expect that substantially all U.S. employees will receive a portion of their equity compensation in the form of restricted stock units. We believe this is appropriate because it will have the effect of limiting the total number of shares issued in our equity compensation program and will minimize stockholder dilution. As we continue to mature as a company and to control the total amount of dilution from our equity plans, we may continue to adjust the allocation of options and restricted stock units, and to grant restricted stock units in lieu of options to a larger portion of our employees.

Additionally, we provide a comprehensive benefits package, including health insurance, dental insurance, life insurance, disability insurance, a 401(k) matching program, and an employee stock purchase plan, which is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). These benefits are generally available to all employees on an equal basis, including our NEOs. The 401(k) matching program matches 100% of an employee’s contribution up to the lesser of 2% of his or her annual salary or $4,000 per year.

Compensation Adjustments

We generally review our compensation practices on an annual basis in a process that takes several meetings. The first step in the process is that the Compensation Committee, with the support of management and our independent compensation consultant, reviews trends in the biotechnology compensation practices and reviews and approves the list of peer companies used in the later stages of the process.

Thereafter, management presents the Compensation Committee with recommendations regarding proposed adjustments to compensation elements and a variety of supporting data, including comparative compensation information from the approved peer group. This is presented individually for executive officers, including the NEOs, and based on classes of position for all other employees. Management includes significant supporting data with the presentation. These recommendations are discussed with and without management present and are discussed with the independent compensation consultant. The Compensation Committee then determines what, if any, adjustments to the compensation elements are appropriate for employees other than the CEO.

The Compensation Committee also reviews the market information provided by the independent compensation consultant, considers the CEO’s performance and experience, and makes recommendations for adjustments to the CEO’s compensation. These discussions are conducted in executive sessions without involvement by management. The Compensation Committee then presents the recommendations for the CEO to the Board for consideration and approval. All compensation decisions for the CEO must be approved by the Board. In reviewing our 2011 performance and its impact on salary increases, the Compensation Committee considered our financial performance and efforts in advancing our development programs, particularly the GALNS Phase 3 clinical trial. The Compensation Committee also noted the continued challenges affecting the broad economy and our industry, which generally indicated a more modest increase in our salary levels, as compared to the prior year increases, was appropriate. Prior to setting Mr. Bienaimé’s salary increase approved in December 2011, which became effective in March 2012, the Compensation Committee engaged Radford to perform an independent review of Mr. Bienaimé’s compensation. In addition to the review, the Compensation Committee and the Board considered our achievements in advancing GALNS, PEG-PAL, BMN-701 and BMN-673 and our continued revenue growth and determined an increase in base salary of 5% was appropriate to ensure that Mr. Bienaimé’s salary remains competitive against the peer group.

In addition, each NEO is also individually evaluated. Because of our budget constraints as we continue to aggressively invest our cash flow from operations into our development programs, and considering the competitive market, the Compensation Committee approved a 6% increase for Dr. Fuchs noting his importance to our development activities, a 4% increase for Mr. Aselage, which resulted in a base salary near the 50th percentile of the peer group, a 5% increase for Dr. Baffi noting that his base salary is slightly below the 50th percentile of the peer group and a 3% increase for Mr. Cooper all of which became effective in March 2012. All of the increases were generally consistent with the total salary increase provided to our non-executive employees, which targeted a 4% increase on average.

Cash Bonus

We maintain a company-wide annual cash bonus program. The bonus program is generally based on corporate performance, with adjustments made within a range for individual performance. The corporate performance determines the size of the entire bonus pool and the individual performance determines the actual payout to each employee. Historically, the Compensation Committee has determined that the senior executives’

performance as a group, rather than individually, is the most important factor in achieving long term corporate success, and accordingly has not differentiated the cash bonus based on individual performance for this group. The bonus is paid in the first quarter of each year, based on the employee’s performance in the prior year.

The bonus program, including corporate goals and target payouts by level, is reviewed and approved by the full Board in December at the time the Board considers the budget for the following year. The goals are prepared in an interactive process in which the Compensation Committee works with the CEO and other members of management to develop corporate performance goals that are set at levels that the Compensation Committee believes management can reasonably achieve if we, as a whole, execute on our business plan. The corporate goals are designed to enhance long-term stockholder value by providing a foundation that will enable us to realize our long-term strategic plan. In setting these goals, the Compensation Committee seeks to provide appropriate short-term incentives to achieve near-term operational goals that directly support our longer-term goals of commercialization of new products and our long-term profitability. We feel that this type of structure motivates executives to challenge their teams to not only meet but exceed goals that add value to our stockholders. In addition, as a commercial company, we are seeking to provide greater pay for performance elements of our plan by tying our compensation plan to specific business outcomes that can increase stockholder value.

The bonus pool is determined by two main categories of performance, performance against financial goals and performance of our development programs. We determine the allocation of the target bonus between financial goals and development goals recognizing that current and future stockholder value is dependent on the success of each element of our business, but that over the one year performance period of the bonus program, one aspect may be more important than the other. For 2011, we divided the bonus program equally between financial goals and development goals.

With respect to financial goals, if the corporate goals relating to financial performance, (i.e. net sales goal) are achieved, the payout is based on a sliding scale. For example, if we achieve 75% of a financial goal, 75% of the amount attributable to that goal will be funded. The amount funded increases proportionally up to a maximum of 200% of the amount associated with the goal, upon reaching 200% of target. The Board has also set a minimum achievement of 75% of the financial goal in order to fund any bonus amount for the financial performance goal.

With respect to development goals (i.e. goals related to clinical and preclinical programs), the Board determines broad program expectations for our primary programs in December of the prior year and indicative bonus weighting for each program. The broad goals may include, by way of example, timing of initiation or completion of clinical trials, achieving specific enrollment goals, completing filings or other milestones with the United States Food and Drug Administration (the “FDA”) or similar regulatory agencies, achieving manufacturing targets, completing research programs, and similar events. We have not disclosed the specific program expectations as they are based on various strategic elements, each of which is confidential and the Compensation Committee has determined that disclosure of the goals could result in competitive harm to us.

Periodically during the year, the Compensation Committee reviews our development progress and assesses the effectiveness of the development efforts. In December or January, the Compensation Committee reviews our development programs and determines a bonus payout attributable that aspect of our business. In making the determination, the Compensation Committee assesses each program individually and the total impact on the Company. Among the factors that the Compensation Committee considers are: the effectiveness of our efforts in advancing the development of a program and our portfolio as a whole, our effectiveness in adapting to new data generated or other changes to the assumptions implementing the original development plan, and the overall value created by the development efforts. Based on this assessment, the Compensation Committee determines a percentage payout attributable to our development efforts. The performance rating can be up to 150% of target. However, similar to the financial goals, if the Compensation Committee determines that the development performance does not meet a minimum level of 75% in the aggregate, no bonus associated with the development programs would be paid. The full Board reviews the Compensation Committee’s recommendation and determines a final payout percentage for the bonus. We believe that this process provides the greatest incentive to management and all employees to maximize the value of our development efforts and adapt to changing circumstance dictated by data generated, corporate development activities or other events. In the past, we have used firm goals established at the beginning of a year, but the Compensation Committee believes that this process does not appropriately recognize the fluid nature of drug development and can lead to unintended consequences. For example, if scientific findings suggest that it would be in the best interest of the Company to cancel a program, the goal related to that program may be removed and other program goals may be substituted.

For the 2011 bonus paid in February 2012, the Board, confirming the Compensation Committee’s recommendation, determined a pool funding of 50% from the development goals, which is a performance rating of 100%. In making this determination, the Board and Compensation Committee noted the substantial progress and effort required to achieve goals related to the GALNS clinical program, the number of patients enrolled in the BMN-673 (PARP inhibitor) Phase 1 clinical trials and the BMN-701 for Pompe Disease Phase 1/2 clinical trial, and the approval of the Investigational New Drug Application for BMN-111 for achondroplasia. Additionally, the Board and Compensation Committee noted that, although the PEG-PAL program experienced some delays, the delays were driven by adjusting the development plan based on clinical trial data and that the revision to the plan provided the program with the maximum opportunity for success.

The following table describes the bonus goals for 2011 and our actual performance against those goals:

2011 Bonus Goals			2011 Results
	Weight	Target (Millions)	Actual Result (Millions)	Percent Attainment	Pool Contribution
Financial Goals
Adjusted EBITDA(1)	25%	$45.4	$34.5	76.7%	19%
Net Sales(2)	25%	$344.0	$354.8	103.1%	26%
Development Goals
	Weight			Percent Attainment	Pool Contribution
BMN-110-GALNS for Morquio	25%			92%	23%
BMN-165 PEG-PAL for PKU	10%			90%	9%
BMN-673 PARPi for Oncology	5%			125%	6%
BMN 701 IGF2-GAA for Pompe	5%			100%	5%
BMN-111 for Achondroplasia	5%			125%	7%

			Total Pool Funding:		95%

(1)	A reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA is as follows:

	NOTES		Year Ended December 31, 2011 ($ in millions)
2011 GAAP Net Loss			$(53.8)
Interest expense, net			5.4
Income tax expense (benefit)			10.2
Depreciation			24.4
Amortization			4.4

2011 EBITDA (Loss)			(9.4)
Stock-based compensation			43.8
Contingent consideration	(A	)	(1.8)
Material non-recurring:
Convertible debt exchange	(B	)	1.9

2011 Non-GAAP Adjusted EBITDA			$34.5

(A)	Represents the changes in the fair value of contingent acquisition consideration payable for the period.
(B)	Represents debt conversion expense associated with the early conversion of a portion of our convertible debt in September 2011.
(2)	Excludes Aldurazyme sales/royalties and all other royalties, collaborative revenues, etc.

As noted in the table above, our 2011 performance against our goals resulted in a bonus pool of 95% of the target bonus pool. As a comparison, in 2009 and 2010, our performance against our goals resulted in a payout in February 2010 and February 2011 of 110% and 96%, respectively, of the target bonus pool.

The 2011 target bonus for each NEO expressed as a percentage of base salary is determined by the employee’s position. The target bonus amounts for the NEOs for 2011 bonuses (which were paid in February 2012) were: Mr. Bienaimé, 100% of base salary; Mr. Aselage, 45% of base salary; Drs. Baffi and Fuchs, 40% of base salary; and Mr. Cooper, 35% of base salary. Mr. Bienaimé’s target bonus is at the higher end of the 2011 Peer Group. The Board determined that this higher target is appropriate given Mr. Bienaimé’s extensive experience as the Chief Executive Officer of several biotechnology companies, his demonstrated success in creating stockholder value and advancing our development as a company, and our target of establishing total compensation at the 75th percentile of the market. This structure also supports a commitment to reward the CEO more in the form of performance incentives over fixed salary. The Board meets near the end of each year to review our performance against the prior year’s goals and approve the bonus pool payout. At that time, the Board also approves the specific payout to the CEO, and the Compensation Committee approves the specific payout to the other executive officers. In consultation with individual managers, our management then approves the individual payouts to employees other than the executive officers. Individual payouts from the bonus pool to employees other than executive officers continued to depend on the employee’s position and individual performance. Consistent with prior years, and in recognition of the philosophy of the Compensation Committee and the CEO that our performance is determined in large part by the performance of the executive management acting collaboratively as a team, in December 2011 the Compensation Committee chose not to differentiate performance and approved a 2011 bonus for each executive equal to the executive’s target bonus amounts expressed as a percentage of base salary multiplied by the 95% company-wide funding level. The specific amount paid to each NEO for 2011 is listed in the Summary Compensation Table below.

In December 2011, the Compensation Committee evaluated the bonus targets for our NEOs. Based on the review, the Committee determined to increase the target bonuses for Drs. Baffi and Fuchs and Messrs. Aselage and Cooper by 5% of base salary each. The Compensation Committee believes that the bonus differentiation between the NEOs continues to be appropriate noting that Mr. Aselage’s responsibility for the commercial operations merits that higher percentage of his compensation be based on the Company’s performance and noting Drs. Baffi and Fuchs’ positions as executive vice presidents. No adjustment was made to Mr. Bienaimé’s target bonus. The adjustments were primarily in recognition that the bonus targets were below our peer group. The adjustments will apply to the 2012 bonus, which is payable in early 2013.

Equity Compensation

We grant stock options to virtually all newly hired employees. Additionally, we currently make annual stock option grants to almost all employees, with the only general exception being employees who are performing below expectations or who have not been employed by the Company for six months prior to the annual grant date. New hire grants for non-executives are approved by the CEO, subject to guidelines approved by the Compensation Committee. The guidelines are based primarily on competitive option grant practices in the market where we compete for employees. All other grants are approved by the Compensation Committee or the full Board.

The timing of the annual grant is the date of the annual meeting of stockholders. The Board elected to implement this process so that the options are granted on a predictable day each year and at a time that will tend to minimize the amount of material non-public information in the possession of the Board or the executive officers.

In order to manage total share dilution and to better align the interests of our executives with our stockholders, a portion of the equity awards granted to senior employees are made in the form of restricted stock units. Historically, approximately 25% of the total value of the equity award has been made in restricted stock units. We expect that in the future that 40% of the total value of equity awards to all U.S. based employees will be made in restricted stock units.

The equity compensation granted to each employee, including the NEOs, in May 2011 was determined based upon a number of factors. The Compensation Committee gave particular consideration to our performance, and also considered equity grants of the 2011 Peer Group based on a Black-Scholes valuation. For a discussion of assumptions used in calculating the Black-Scholes valuation see Note 18 to our Financial Statements for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In determining the allocation of options and restricted stock units, the Compensation Committee considered a variety of factors, including the effect on the total number of shares to be issued under the share plan, peer group practices, and the comparative value of options and restricted stock units. Overall, the Compensation Committee sought to grant equity compensation at the 75th percentile of the 2011 Peer Group. This is consistent with the Compensation Committee’s overall goal of targeting total compensation at the 75th percentile. For the NEOs other than Mr. Bienaimé, the considerations in differentiating grants among the NEOs were principally level of responsibility and experience. The Committee also looks at historic grants, retention value, individual contribution and expected future contribution. For Mr. Bienaimé, the principal considerations were the practices of companies in the 2011 Peer Group and our performance against the 2011 Peer Group.

During the Compensation Committee’s review of the equity position of our executives, including the NEOs’equity position, the Committee noted that the executives had substantial vested, in-the-money options and therefore the retention value of those awards may be limited. The Committee also considered the very substantial efforts that will be required by the management team to complete the GALNS development program over the next several years, and if such program is successful, the efforts to launch the product. The Committee noted concern that the unvested equity awards may not provide sufficient long-term incentives to ensure that the management team remains with us through these exceptionally important activities. Since the continuity of our executive team is crucial to the success of the multiple critical product development programs underway, particularly the GALNS program, the Compensation Committee determined that a one-time, extraordinary, performance-based, equity award was essential to retaining key executives. Accordingly, the Compensation Committee elected to implement a special equity grant of restricted stock to the senior management team where the vesting of the shares is not based solely on continued employment, but is also conditioned on our achievement of specific performance goals. In order to create an immediate incentive to retain the services of these key executives through early 2016, the Compensation Committee awarded a significant number of shares of restricted stock in 2011 tied to performance achievement and continued employment with us. The NEOs were granted a specific target number of restricted stock units as set forth in the table below. The Compensation Committee believes that the awards, although larger than and in addition to the typical annual grants, appropriately compensate executives for specific value creating events due to the performance vesting terms.

Name	Target Number of Shares
Jean-Jacques Bienaimé	400,000
Henry J. Fuchs M.D., Ph.D	120,000
Steven J. Aselage	100,000
Robert A. Baffi Ph.D	100,000
Jeffrey H. Cooper	40,000

Of the target amount, 35% of the units will vest if GALNS is approved by the FDA or European Medicines Agency (the “EMA”) on or before December 31, 2015, 25% of the units will vest if any other product is approved by the FDA or EMA on or before December 31, 2015, and 40% of the units will vest if the Company’s revenue for the year ending December 31, 2015 equals or exceeds $775 million. Additionally, the target amount will vest upon a change of control. Once the target shares vest, the actual number of shares the Company will issue will be adjusted based on the percentile ranking of the Company’s common stock, as adjusted for dividends and share adjustments, as compared to the common stock of each of the component companies of the NASDAQ Biotechnology Index, as constituted in May 2011. If the Company is in the 60% percentile, 100% of the vested target shares will issue. The number of shares issued will be reduced by 1% for each percentile below the 60th, down to a minimum of 75% of the vested target shares, and increased by 1% for each percentile rank above the 60th, up to a maximum of 125% of the vested target shares. By way of example, if GALNS is approved, and the Company achieves greater than $775 million, then Mr. Bienaimé would have 300,000 target shares vest. If the Company’s share performance is in the 75% of the Biotechnology Index, as constituted in May 2011, then 115% of the vested target shares, or 345,000 shares, will be issued to Mr. Bienaime on March 1, 2016. We have reviewed our historical option grant practices to consider if the options were properly dated. Based on such review, we believe that all options were issued on the date approved by the Board or a properly authorized committee and that the exercise price for each option issued since the date of our initial public offering was the closing price of our common stock on the date of issuance, unless the option grant specifically approved a different price in accordance with the terms of the applicable option plan pursuant to which such option was granted.

Perquisites

We provide our NEOs, along with other officers, a limited number of perquisites. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

We provide the following perquisites to our NEOs:

•

Reimbursement for Financial and Tax Planning and Preparation Services. We reimburse our executive officers, including our NEOs, for personal financial planning and tax preparation. The benefit is limited to $5,000 annually for our CEO, $3,500 annually for Vice Presidents, Senior Vice Presidents and Executive Vice Presidents who report directly to our CEO and $2,500 annually for all other Vice Presidents, and is taxable to the executive. The perquisite is intended to encourage and assist our executives to engage knowledgeable experts to assist with financial and tax planning.

•

Life Insurance. In accordance with the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005 and amended and restated on January 1, 2009, in addition to the life insurance generally provided to all employees, we provide Mr. Bienaimé with a fully paid, whole life insurance policy with a stated death benefit of $500,000 and a term life insurance policy with a death benefit of $1,000,000.

Nonqualified Deferred Compensation

Our NEOs, other members of management, other highly compensated employees and members of the Board are eligible to enroll in our Nonqualified Deferred Compensation Plan under which participants may elect to defer all or a portion of their salary, annual cash bonus and restricted stock awards otherwise payable to them, and thereby defer taxation of these deferred amounts until actual payment of the deferral amounts in future years. This plan was implemented in 2006 as a financial planning tool for senior employees and allows them to save for retirement in a tax-effective way at minimal cost to us. The Board amended and restated the Nonqualified Deferred Compensation Plan on January 1, 2009 in order to comply with Section 409A of the Code (“Section 409A”), and related Treasury Regulations. See the Nonqualified Deferred Compensation table below for detailed information regarding the account balances for each NEO.

Post-Employment Obligations

We have employment agreements with most of our executive officers that include severance provisions. Under the terms of the employment agreements, for each NEO with an employment agreement other than Mr. Bienaimé, upon an involuntary termination by us without cause, or a termination by the executive under specific circumstances, such as a relocation more than 50 miles from their previous job location, a substantial reduction in the officer’s duties, status or reporting structure or a decrease in the officer’s base salary, the employment agreements provide for a cash severance payment equal to 100% of his or her annual base salary and target bonus. With respect to Mr. Bienaimé, except for a termination for cause, he is entitled to a cash severance payment equal to 200% of his base salary and continuation of medical insurance benefits for 30 months and depending on the nature of his termination acceleration of all unvested equity awards, and certain other benefits continuation and certain gross up payments to cover certain tax liabilities related to the severance payments.

In addition, pursuant to our Severance Plan, as amended and restated in March 2009 (the “Severance Plan”), immediately upon a change in control, all unvested options and restricted stock with time-based vesting held by each of the NEOs, other than Mr. Bienaimé, will immediately vest. The accelerated vesting occurs upon a change in control, whether or not the employee is terminated. In connection with the restricted stock unites granted to the NEOs in June 2011 that have performance-based vesting, if a change in control occurs before December 31, 2015 any of the above performance conditions that have not been met as of the change in control date will be deemed met and the shares will vest on the earlier of March 1, 2016 or the date the employee is terminated following the change of control.

We believe that these provisions enhance retention in the face of the disruptive impact of a pending change in control of us. In addition, the program is intended to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize the executives’ own employment.

No benefits will be paid to Mr. Bienaimé under his employment agreement if the termination is for cause, for a voluntary resignation (other than as set forth above), or retirement. No benefits will be paid to the other executive officers under the employment agreements if the termination is for cause, for a voluntary resignation (other than as set forth above), retirement or due to death.

Please see Potential Payments Upon Termination or Change in Control below for a more detailed discussion of the severance and change in control provisions in our NEOs’ employment contracts.

Accounting and Tax Considerations.

Nonqualified Deferred Compensation—On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A of the Code that changed the tax rules applicable to nonqualified deferred compensation arrangements. While the final Treasury Regulations under Section 409A did not become effective until January 1, 2009, we believe we have operated in good faith compliance with the provisions of Section 409A that became effective on January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation—Beginning on January 1, 2006, we adopted the provisions of SFAS 123(R), now referred to as FASB ASC Topic 718, which require us to estimate and record an expense for each equity award over the vesting period of the award, and estimate prospective forfeitures. Generally, the Compensation Committee does not make compensation decisions based on the tax or accounting treatment of any particular form of compensation; however, it has considered and approved and may in the future consider the grant of alternative equity incentives to our NEOs in lieu of stock option grants in light of the accounting impact of FASB ASC Topic 718 with respect to stock option grants and other considerations.

Section 162(m)—Section 162(m) of the Code limits our deduction for federal income tax purposes to not more than $1,000,000 of compensation paid to certain executive officers in a calendar year. Compensation above $1,000,000 may be deducted if it is “performance-based compensation.” The Board and the Compensation Committee regularly consider the impact of Section 162(m) of the Code, regarding the deductibility of compensation to certain executive officers in excess of $1,000,000 but have not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our goals, the Compensation Committee has not adopted a policy that allows all executive compensation to be deductible. To date, exclusive of stock option exercises, there have been a very limited number of executives whose compensation, including salary, bonus and grants of restricted stock units, have exceeded this amount. The Compensation Committee and the Board will continue to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and may, in the future, consider qualifying our equity compensation plans and/or bonus plans so that compensation payable under those arrangements is fully deductible under Section 162(m).

Director and Officer Stock Ownership Guidelines

In order to preserve the linkage between the interests of executives and those of stockholders, the Compensation Committee and the Board established stock ownership guidelines for our executives. Please see Director and Officer Stock Ownership Guidelines above for a more detailed discussion of our stock ownership guidelines.

COMPENSATION COMMITTEE REPORT(2)

The Compensation Committee is responsible for setting general compensation goals and operational guidelines for BioMarin personnel, for recommending the chief executive officer’s and directors’ compensation for consideration by the full Board, for setting all elements of the compensation of the other executive officers of BioMarin, and for approving grants of stock options for executive officers of BioMarin. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on March 12, 2012 by the members of the Compensation Committee of the Board of Directors:

Alan J. Lewis, Ph.D., Chairman

Michael Grey

Elaine J. Heron, Ph.D.

V. Bryan Lawlis, Ph.D.

(2)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BioMarin under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table discloses compensation paid by us during 2011 to: (i) Jean-Jacques Bienaimé, our Chief Executive Officer; (ii) Jeffrey H. Cooper, our Chief Financial Officer; and (iii) Henry J. Fuchs, M.D., Ph.D., Robert A. Baffi, Ph.D. and Stephen J. Aselage, the three most highly-compensated officers other than the Chief Executive Officer and Chief Financial Officer who were serving as officers at the end of fiscal year 2011 and whose salary and bonus exceeded $100,000. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)		Total
Jean-Jacques Bienaimé	2011	$781,953	13,997,640	3,628,880	749,721	25,541	(5)	$19,183,735
Chief Executive Officer	2010	$746,041	774,360	3,144,400	721,536	24,041	(5)	$5,410,378
	2009	$739,482	460,480	1,821,600	794,962	31,874	(5)	$3,848,398
Henry J. Fuchs, M.D., Ph.D.	2011	$440,768	4,231,080	1,088,640	169,040	6,458		$5,935,986
Executive Vice President & Chief Medical Officer(6)	2010	$421,032	236,610	920,860	162,685	6,418		$1,747,605
	2009	$339,038	221,000	923,200	180,400	54,934	(6)	$1,718,572
Stephen J. Aselage	2011	$382,288	3,525,900	1,036,800	164,939	8,856		$5,118,783
Executive Vice President & Chief Business Officer	2010	$364,731	240,912	943,320	158,738	7,823		$1,715,524
	2009	$361,525	172,680	683,100	155,459	13,685	(7)	$1,386,449
Robert A. Baffi, Ph.D.	2011	$348,046	3,525,900	1,036,800	133,713	6,838		$5,051,297
Executive Vice President, Technical Operations	2010	$329,210	230,157	898,400	127,472	8,257		$1,593,496
	2009	$331,914	129,510	531,300	122,301	7,148		$1,122,173
Jeffrey H. Cooper	2011	$374,919	1,503,075	777,600	125,813	9,183		$2,790,590
Senior Vice President, Chief Financial Officer	2010	$357,700	180,684	707,490	121,083	8,872		$1,375,829
	2009	$351,408	115,120	455,400	133,405	7,598		$1,062,931

(1)	The amounts in this column include the grant date fair value of a special equity grant of restricted stock of $13,044,000, $3,913,200, $3,261,000, $3,261,000 and $1,304,400 granted to Messrs. Bienaimé, Fuchs, Aselage, Baffi and Cooper, respectively. For more information on these special performance-based equity grants, see Compensation Discussion and Analysis and footnote 2 to the Grants of Plan-Based Awards Table. The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For the performance-based RSUs, fair value was computed in accordance with FASB ASC Topic 718 and assumes that the targeted restricted stock units will vest. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.
(2)	The amounts in this column reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.
(3)	Amounts noted for 2011 represent amounts earned by the Named Executive Officers during 2011, but paid in 2012. Amounts noted for 2010 represent amounts earned by the Named Executive Officers during 2010, but paid in 2011. Amounts noted for 2009 represent amounts earned by the Named Executive Officers during 2009, but paid in 2010.
(4)	These amounts represent the premiums paid for life insurance benefits, personal tax preparation/financial planning consultation and vested 401(k) matching for each Named Executive Officer.
(5)	Includes payments of life insurance premiums of $24,323, $16,541 and $16,541 and a reimbursement of personal tax preparation/financial planning services of $3,552, $3,500 and $5,000 for 2009, 2010 and 2011, respectively.
(6)	Includes $50,000 sign-on bonus paid to Dr. Fuchs when he joined the Company in March 2009.
(7)	Includes $5,056 for reimbursements of Novato, California hotel expenses that did not qualify as business expenses under Internal Revenue Service guidelines.

Grants of Plan-Based Awards

The following table sets forth certain information for each plan-based award during fiscal year 2011 to each of the Named Executive Officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/ Share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean-Jacques Bienaimé	6/1/11	—	—	—	—	400,000	500,000	—	—	—	13,044,000
	5/12/11	—	—	—	—	—	—	—	280,000	26.49	3,628,800
	5/12/11	—	—	—	—	—	—	36,000	—	—	953,640
	—	591,885	789,180	986,475	—	—	—	—	—	—	—
Henry J. Fuchs, M.D., Ph.D	6/1/11	—	—	—	—	120,000	150,000	—	—	—	3,913,200
	5/12/11	—	—	—	—	—	—	—	84,000	26.49	1,088,640
	5/12/11	—	—	—	—	—	—	12,000	—	—	317,880
	—	133,453	177,937	222,421	—	—	—	—	—	—	—
Stephen J. Aselage	6/1/11	—	—	—	—	100,000	125,000	—	—	—	3,261,000
	5/12/11	—	—	—	—	—	—	—	80,000	26.49	1,036,800
	5/12/11	—	—	—	—	—	—	10,000	—	—	264,900
	—	130,215	173,620	217,025	—	—	—	—	—	—	—
Robert A. Baffi, Ph.D	6/1/11	—	—	—	—	100,000	125,000	—	—	—	3,261,000
	5/12/11	—	—	—	—	—	—	—	80,000	26.49	1,036,800
	5/12/11	—	—	—	—	—	—	10,000	—	—	264,900
	—	105,563	140,751	175,938	—	—	—	—	—	—	—
Jeffrey H. Cooper	6/1/11	—	—	—	—	40,000	50,000	—	—	—	1,304,400
	5/12/11	—	—	—	—	—	—	—	60,000	26.49	777,600
	5/12/11	—	—	—	—	—	—	7,500	—	—	198,675
	—	99,326	132,434	165,543	—	—	—	—	—	—	—

(1)	Amounts represent potential payments under our 2011 bonus plan, which was paid in 2012. For further discussion on our bonus program, please see the Compensation Discussion and Analysis and see the Summary Compensation Table for amounts actually paid under the 2011 bonus plan.
(2)	On June 1, 2011, we granted RSUs to certain executive officers that provide for a base award of RSUs (Base RSU) that may be adjusted to 75% to 125% of the total Base RSUs depending on the performance of the Company’s stock (as discussed below).

The vesting of the Base RSUs under this specific grant is contingent upon the achievement of multiple performance conditions, as follows:

Strategic Performance Goals	Percentage of Base RSUs to Vest Upon Achievement of Goal

Product Goals
Approval of GALNS in the U.S. or EU prior to December 31, 2015	35%
Approval of PEG-PAL or any other non-GALNS product in the U.S. or EU prior to December 31, 2015	25%
Financial Goal
Total revenues of at least $775 million in fiscal 2015 or earlier fiscal year	40%

If a change in control occurs before December 31, 2015 any of the above performance conditions that have not been met as of the change in control date will be deemed met.

The number of Base RSUs that become vested based upon the achievement of the above performance goals is then multiplied by the Total Shareholder Return (TSR) multiplier which could range from 75% to 125% to determine the number of earned RSUs. The TSR multiplier will be determined based on the Company’s TSR percentile ranking relative to the TSR of the NASDAQ Biotechnology Index on December 31, 2015. TSR is calculated based on the 20-trading day average prices before the beginning and end of the performance period of the Company’s common stock and each comparator company in the NASDAQ Biotechnology Index. The measurement period for the performance and TSR conditions is from June 1, 2011 through December 31, 2015, subject to certain change of control provisions (the Performance Period). The Company’s TSR percentile ranking within the NASDAQ Biotechnology Index will result in a TSR multiplier ranging from 75% to 125%. However, if the Company’s TSR is negative for the Performance Period, the TSR Multiplier may not exceed 100%. Furthermore, if there is a change in control, then the stock price to be used to calculate the TSR as of the change in control shall be the value of the consideration per share received in exchange for a share of common stock on the date of the change in control. The RSUs earned at the end of the Performance Period, will vest on the filing date of the Company’s Annual Report on Form 10-K for the 2015 fiscal year, subject to certain holding periods.

(3)	Options were granted at an exercise price equal to the closing price of our common stock on NASDAQ on the date of the grant.
(4)	The amounts presented above represent the aggregate grant date fair value of the restricted stock award or option grant computed in accordance with FASB ASC Topic 718. For the performance-based RSUs, fair value was competed in accordance with FASB ASC Topic 718 and the amount presented assumes that the targeted restricted stock units will vest. For assumptions used in determining these values, see Note 18 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

The number of options and RSUs granted to the Chief Executive Officer is determined based on recommendations by the Compensation Committee and is approved by the Board and the number of options and RSUs granted to the other Named Executive Officers is determined by the Compensation Committee. Please see Compensation Discussion and Analysis for additional information regarding grant practices. Except as otherwise noted, options vest 6/48 ths on the six month anniversary of the date of grant, and 1/48th per month thereafter for the next 3.5 years, and remain exercisable for ten years after the date of grant. RSUs vest in four equal quarters on the anniversary of the date of the grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding unexercised options granted pursuant to equity awards as of the end of fiscal year 2011 for each of the Named Executive Officers.

	Option Awards				Stock Awards
Name(a)	Number of Securities Underlying Unexercised Options Exercisable(#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(#)(10)
Jean-Jacques Bienaimé	80,764	—	6.46	5/10/15	7,500	(3)	257,850	400,000	13,752,000
	158,500	—	9.86	11/10/15	16,000	(4)	550,080
	412,500	—	12.99	5/10/16	27,000	(5)	928,260
	250,000	—	17.54	11/19/16	36,000	(6)	1,237,680
	160,000	—	17.33	6/6/2017
	380,730	44,270	38.59	5/21/18
	16,500	5,500	17.86	12/16/18
	155,000	85,000	14.39	5/11/19
	110,833	169,167	21.51	5/11/20
	40,833	239,167	26.49	5/11/21
Henry J. Fuchs, M.D., Ph.D.	72,500	50,000	11.05	3/1/19	10,000	(7)	343,800	120,000	4,125,600
	32,458	49,542	21.51	5/11/20	8,250	(5)	283,635
	12,250	71,750	26.49	5/11/21	12,000	(6)	412,560
Stephen J. Aselage	100,000	—	17.54	11/19/16	2,500	(3)	85,950	100,000	3,438,000
	10,000	—	17.33	6/6/17	6,000	(4)	206,280
	71,666	8,334	38.59	5/21/18	8,400	(5)	288,792
	8,250	2,750	17.86	12/16/18	10,000	(6)	343,800
	9,375	31,875	14.39	5/11/19
	33,250	50,750	21.51	5/11/20
	11,666	68,334	26.49	5/11/21
Robert A. Baffi, Ph.D.	16,313	—	6.13	1/7/15	2,000	(3)	68,760	100,000	3,438,000
	75,000	—	11.74	1/5/16	4,500	(4)	154,710
	90,000	—	17.54	11/19/16	8,025	(5)	275,900
	60,000	—	17.33	6/6/17	10,000	(6)	343,800
	58,229	6,771	38.59	5/21/18
	8,250	2,750	17.86	12/16/18
	45,208	24,792	14.39	5/11/19
	31,666	48,334	21.51	5/11/20
	11,666	68,334	26.49	5/11/21
Jeffrey H. Cooper	4,864	—	17.54	11/19/16	2,000	(3)	68,760	40,000	1,375,200
	41,964	—	17.33	6/6/17	4,000	(4)	137,520
	53,750	6,250	38.59	5/21/18	6,300	(5)	216,594
	8,250	2,750	17.86	12/16/18	7,500	(6)	257,850
	2,500	21,250	14.39	5/11/19
	24,937	38,063	21.51	5/11/20
	8,750	51,250	26.49	5/11/21

(1)

All options vest over a four-year period. The options vest at the rate of 6/48ths on the six-month anniversary of the grant date and 1/48th each month thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under the Amended and Restated 2006 Share Incentive Plan is 10 years.

(2)	Represents the closing market price of our common stock on the grant date.
(3)	The unexercisable portion of RSUs awarded on May 22, 2008 vest in full on May 22, 2012.
(4)	One half of the unexercisable portion of RSUs awarded on May 12, 2009 vests on each of May 12, 2012 and 2013.

(5)	One third of the unexercisable portion of RSUs awarded on May 12, 2010 vests on each of May 12, 2012, 2013 and 2014.
(6)	One fourth of the unexercisable portion of RSUs awarded on May 12, 2011 vests on each of May 12, 2012, 2013, 2014 and 2015.
(7)	The unexercisable portion of RSUs awarded on March 2, 2009 vests 5,000 shares on each of March 2, 2012 and March 2, 2013.
(8)	The value of RSUs shown in the table was calculated using the closing price of our common stock on December 31, 2011 ($34.38).
(9)	Represents the number of RSUs that will vest on the achievement of threshold performance goals.
(10)	Represents the payout value of RSUs that will vest on the achievement of threshold performance goals. The value of RSUs shown in the table was calculated using the closing price of our common stock on December 31, 2011 ($34.38).

Options Exercised and Stock Vested

The following table sets forth the number and value of options exercised and share awards that vested in fiscal year 2011 for each of the Named Executive Officers.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Jean-Jacques Bienaimé	15,000	309,114	29,500	783,905
Henry J. Fuchs, M.D., Ph.D	20,000	338,468	7,750	193,398
Stephen J. Aselage	76,875	929,498	10,800	287,717
Robert A. Baffi, Ph.D.	18,687	456,346	8,925	237,723
Jeffrey H. Cooper	98,172	1,381,271	8,100	215,869

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(2)	The value realized on vesting of RSUs was calculated as the product of the closing price of a share of our Common Stock on the day prior to the vesting date, multiplied by the number of shares vested.

Pension Benefits

There is no retirement pension plan provided for the Named Executive Officers.

Nonqualified Deferred Compensation Plan

The following table sets forth certain information with respect to our Deferred Compensation Plan.

The Deferred Compensation Plan allows members of management, other highly compensated employees and members of the Board to make voluntary irrevocable deferrals of the compensation that would otherwise be paid by us to specified future dates, employment termination, hardship events, disability, retirement or death. Participants are permitted to defer up to 100% of salary, annual cash bonus and restricted stock awards, subject to limitations to allow us to make necessary withholding payments. Plan participants’ deferred compensation is 100% vested under the Deferred Compensation Plan. We may make additional direct contributions to the Deferred Compensation Plan for the benefit of the participants, but any such contributions must be approved by the Board. Our contributions, if any, will become 100% vested after three years of service with us (or such other time as we designate at the time of the contribution), or upon a change in control, death or disability. Participants have an unsecured contractual commitment by us to pay the amounts that become due under the Deferred Compensation Plan. Deferred compensation may be held in trust and is deemed invested based on participant direction as allowed by the Deferred Compensation Plan. Participants’ accounts are credited or debited with the increase or decrease in the realizable net asset value of the designated deemed investments in accordance with the ratio the portion of the account of each participant that is deemed to be invested within that investment option bears to the aggregate of all amounts deemed to be invested within that investment option. Any funds held in a trust will be our sole property, subject to any claims of general creditors in the event of bankruptcy, and plan participants will have no vested interest with respect to such trust fund.

Name	Executive Contributions in 2011 ($)(1)		Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)		Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at December 31, 2011 ($)(3)
Jean-Jacques Bienaimé	452,780	(4)	—	—		200,755	1,100,166
Henry J. Fuchs, M.D., Ph.D	72,848	(4)	—	—		134,700	94,545
Stephen J. Aselage	346,551	(4)	—	25,422	(5)	—	1,432,511
Robert A. Baffi, Ph.D	237,723	(4)	—	—		—	1,432,511
Jeffrey H. Cooper	329,657	(4)	—	89	(5)	—	1,130,685

(1)	Cash contributions made by Messrs. Aselage and Cooper, during 2011 include $58,834 and $113,788, respectively, of compensation included in the “Salary” “and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. Also includes contributions of shares of common stock received.
(2)	Amounts include the value of 7,500 and 5,000 shares of common stock received by Messrs. Bienaimé and Fuchs, respectively of $200,755 and $134,700, respectively.
(3)	Amounts include cash contributions of $113,788 and $76,212 for Messrs. Cooper and Aselage, respectively, which were previously reported in the Summary Compensation Table for 2010 and cash contributions of $123,300 and $197,329 for Messrs. Cooper and Aselage, respectively, which were previously reported in the Summary Compensation Table for 2009.
(4)	Amounts include the value of shares of common stock received by Messrs. Bienaimé, Fuchs, Aselage, Baffi and Cooper upon the vesting of restricted stock grants during 2011 of $452,780, $193,398, $287,717, $237,723 and $215,869, respectively.
(5)	Aggregate earnings for Messrs. Cooper and Aselage during 2011 include $89 and $25,442, respectively, of dividends and interest.

Potential Payments Upon Termination or Change-in-Control

We entered into an employment agreement with Mr. Bienaimé at the time of his hire and with each of our other executive officers, including the NEOs, on April 9, 2007 or upon their respective date of hire. On January 1, 2009, to comply with the changes to Section 409A, we amended and restated the employment agreements with each of our executive officers, including Mr. Bienaimé. The following discussion is based on such agreements and for our NEOs other than Mr. Bienaimé, on our Severance Plan. The amount and type of compensation payable to each NEO upon termination of employment under various circumstances and upon a change in control are described below.

Payments on Termination

The amount and type of compensation payable to each NEO upon termination of employment under various circumstances are described below. There are three general categories of terminations, which are:

•

Voluntary Termination, Retirement or Termination for Cause - voluntary termination of employment by the NEO for reasons not constituting constructive termination, which we refer to as voluntary termination; retirement of the NEO; and termination of the NEO’s employment by us for cause, as such term is defined in the employment agreements and in our stock plans, which we refer to as termination for cause;

•

Involuntary Termination Without Cause - termination of the NEO’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or a resignation by the NEO constituting constructive termination, such as a change in work location of more than a specified distance from the previous location, which we refer to as involuntary termination without cause; and

•	Termination of the NEO’s Employment in Connection with a Change in Control.

Compensation upon Voluntary Termination, Retirement or Termination for Cause

A termination of employment due to voluntary termination, retirement, or termination for cause does not entitle the NEOs to any payments or benefits other than the accrued salary and vacation pay and vested benefits described above. Such compensation and benefits are available to salaried employees generally, except that any amounts payable to the NEOs upon termination under our Deferred Compensation Plan would not be applicable to certain employees as only employees with the title of vice president, senior director, and director are entitled to participate in our Deferred Compensation Plan. Stock awards held by our NEOs will not be subject to accelerated vesting or otherwise enhanced in the event of voluntary termination, retirement, or termination for cause.

Compensation upon Involuntary Termination without Cause

Each of the NEOs’ employment agreements include specific benefits upon involuntary termination by us without cause. For each of the NEOs other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to his or her annual base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement. The employment agreements do not provide for the accelerated vesting or other enhancement of equity awards upon an involuntary termination without cause.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause, if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us or if we file for bankruptcy, Mr. Bienaimé will be entitled to receive the following “Termination Compensation”: (i) cash severance payment in an amount equal to 100% of what he would have collected over a period of 24 months based on his then current annual base salary as of the date of termination for a period of 24 months; (ii) a cash bonus equal to 100% of his base salary for the year of his termination provided that our executive vice presidents and senior vice presidents are paid bonuses under our bonus plan for the year of his termination, and provided that certain performance goals are met; (iii) a continuation of all health benefits paid by us for a period of 24 months after the date of his termination; (iv) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); and (v) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of his termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 24-month period following his termination. The Termination Compensation is payable in one lump sum within 30 days after his termination.

Compensation upon Termination of Employment in Connection with Change in Control

Each of the Named NEOs who are involuntarily terminated without cause or constructively terminated within a designated period following a change in control is entitled to certain benefits. For each NEO other than Mr. Bienaimé, these benefits consist of a lump sum payment equal to his or her annual base salary and target bonus, payable within two weeks after separation of employment, conditioned on the NEO signing our standard severance and release agreement.

With respect to Mr. Bienaimé, if we terminate Mr. Bienaimé’s employment without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, following a change in control, Mr. Bienaimé will be entitled to receive the following “Enhanced Termination Compensation”: (i) cash severance payment equal to 200% of what he would have collected over the period of 30 months based on his then current annual base salary as of the date of his termination ; (ii) a continuation of all health benefits paid by us for a period of 30 months after the date of termination; (iii) a cash payment of $18,000 for outplacement services (plus an amount for taxes payable on such cash payment); (iv) the fully-paid whole life insurance policy with a stated death benefit of $500,000 maintained for Mr. Bienaimé (plus an amount for taxes payable on imputed income and such amount for taxes); (v) a cash payment of up to $5,000 for tax preparation (plus an amount for taxes payable on such cash payment); (vi) our annual contribution to Mr. Bienaimé’s 401k plan for the year of termination to the extent allowable; and (vii) automatic vesting of all options granted to Mr. Bienaimé that have not vested as of the date of his termination, provided that Mr. Bienaimé remains in full compliance with his non-competition agreement and confidentiality agreement during the 30-month period. The Enhanced Termination Compensation is payable in one lump sum within 30 days after his termination.

If amounts payable to Mr. Bienaimé as the result of a change in control would result in a parachute payment under Section 280G of the Code, which would be subject to an excise tax under Section 4999 of the Code, or interest or penalties are incurred with respect to such excise tax, we will pay Mr. Bienaimé an additional payment such that, after payment by Mr. Bienaimé of all taxes imposed upon this payment and any interest or penalties imposed with respect to such taxes, Mr. Bienaimé retains an amount equal to the sum of: (i) the excise tax (including interest and penalties) imposed; and (ii) the product of any income tax deductions disallowed to Mr. Bienaimé because of the inclusion of the payment in his adjusted gross income, and the highest applicable marginal rate of federal income taxation for the calendar year in which the payment is to be made.

Estimated Potential Payments on Termination or Change in Control

The table below sets forth the estimated current value of payments and benefits to each of the NEOs upon a change of control as described above. The amounts shown assume that the triggering events occurred on December 31, 2011 and do not include (i) benefits earned during the term of the NEOs employment that are available to all salaried employees, such as accrued vacation; (ii) benefits paid by insurance providers under life and disability policies; and (iii) benefits previously accrued under the Deferred Compensation Plan. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s separation from the Company. With respect to each NEO other than Mr. Bienaimé, under the Company’s Severance Plan, effective immediately upon a change of control, all unvested option and restricted stock awards with time-based vesting automatically vest in full. Mr. Bienaimé’s option awards only vest if he is terminated without cause or if Mr. Bienaimé resigns for good reason or becomes permanently disabled while employed by us, as described above. Per SEC rules, the value of accelerated options shown in the table below is the aggregate spread between $34.38, the closing price of our common stock on December 31, 2011 and the exercise prices of the accelerated options, if less than $34.38.

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause		Change of Control- Continued Employment		Change of Control- Terminated
Jean-Jacques Bienaimé(1):
Base salary	$1,578,360		$—		$3,945,900
Short-term incentive	789,180		—		—
Stock award vesting acceleration	5,854,217	(2)	22,580,087	(3)	22,580,087	(3)
Benefits and perquisites:
Benefit continuation	50,689		—		50,689
Life insurance proceeds	—		—		333,753
Outplacement services	25,506		—		25,506
Financial planning services	—		—		7,085
280G tax gross-up	—		—		10,070,755	(4)

Total	$8,297,952		$22,580,087		$37,013,775

Executive Benefits and Payments Upon Termination	Involuntary Termination Without Cause	Change of Control- Continued Employment		Change of Control- Terminated
Henry J. Fuchs, M.D., Ph.D.:
Base salary	$444,842	$—		$444,842
Short-term incentive (based on % of base salary)	177,937	—		177,937
Stock award vesting acceleration	—	7,535,808	(5)	7,535,808	(5)
Benefits and perquisites:
Benefit continuation	14,081	—		14,081

Total	$636,860	$7,535,808		$8,172,668

Stephen J. Aselage:
Base salary	$385,821	$—		$385,821
Short-term incentive (based on % of base salary)	173,619	—		173,619
Stock award vesting acceleration	—	6,237,741	(6)	6,237,741	(6)
Benefits and perquisites:
Benefit continuation	20,276	—		20,276

Total	$579,716	$6,237,741		$6,817,457

Robert A. Baffi, Ph.D.:
Base salary	$351,876	$—		$351,876
Short-term incentive (based on % of base salary)	140,750	—		140,750
Stock award vesting acceleration	—	5,983,405	(7)	5,983,405	(7)
Benefits and perquisites:
Benefit continuation	18,657	—		18,657

Total	$511,283	$5,983,405		$6,494,688

Jeffrey H. Cooper:
Base salary	$378,384	$—		$378,384
Short-term incentive (based on % of base salary)	132,434	—		132,434
Stock award vesting acceleration	—	3,420,375	(8)	3,420,375	(8)
Benefits and perquisites:
Benefit continuation	16,875	—		16,875

Total	$527,693	$3,420,375		$3,948,068

(1)	No incremental benefits are due should death of the employee occur, except for amounts due for services previously rendered, and those due under the life insurance policies.
(2)	Based on market price of $34.38 on December 31, 2011. Relates to 543,104 options that would accelerate upon vesting.
(3)	Based on market price of $34.38 on December 31, 2011. Relates to 543,104 options and 486,500 RSUs that would accelerate upon vesting.
(4)	This item is payable pursuant to the terms of our employment agreement with Mr. Bienaimé dated May 11, 2005 and amended and restated on January 1, 2009.
(5)	Based on market price of $34.38 on December 31, 2011. Relates to 171,292 options and 150,250 RSUs that would accelerate upon vesting.
(6)	Based on market price of $34.38 on December 31, 2011. Relates to 162,043 options and 126,900 RSUs that would accelerate upon vesting.
(7)	Based on market price of $34.38 on December 31, 2011. Relates to 150,981 options and 124,525 RSUs that would accelerate upon vesting.
(8)	Based on market price of $34.38 on December 31, 2011. Relates to 119,563 options and 59,800 RSUs that would accelerate upon vesting.

Equity Compensation Plan Information

The following table provides certain information with respect to all of BioMarin’s equity compensation plans in effect as of December 31, 2011.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants And Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders	16,319,150	$22.33	22,782,897
Equity compensation plans not approved by stockholders	—	—	—

Total(2)	16,319,150	$22.33	22,782,897

(1)	Does not include any shares of common stock issuable under the BioMarin Pharmaceutical Inc. Amended and Restated 2006 Employee Stock Purchase Plan. The Company issues shares under this plan once every six months based on employee elections in the preceding six months. Pursuant to the terms of this plan, the number of shares to be issued and the price per share is not determined until immediately before the date of issuance. Also, does not include 570,904 restricted stock units (RSUs) with service-based vesting conditions that were outstanding at December 31, 2011 with a weighted average grant date fair value of $24.54 per RSU and does not include 875,000 RSUs with performance-based vesting conditions that were outstanding on December 31, 2011 and granted on June 1, 2011 with a grant date fair value of $32.61 per RSU.
(2)	As of December 31, 2011 the weighted average remaining term of the 16,319,150 options outstanding was 7.09 years.
(3)	Includes 570,904 RSUs with service-based vesting conditions that were outstanding at December 31, 2011 with a weighted average grant date fair value of $24.54 per RSU, and includes 875,000 RSUs with performance-based vesting conditions that were outstanding on December 31, 2011 and granted on June 1, 2011 with a grant date fair value of $32.61 per RSU.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with assistance of its independent compensation consultant, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	for most employees, base salary makes up a significant majority of compensation;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	equity ownership guidelines discourage excessive risk taking; and

•

as a pharmaceutical company, the Company does not face the same level of risks associated with compensation for employees at financial services (traders and instruments with a high degree of risk) or technology companies (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include subjective considerations, which restrain the influence of formulae or objective factors on excessive risk taking.

Transactions with Related Persons, Promoters and Certain Control Persons

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than: (i) compensation agreements and other arrangements, which are described elsewhere in this Proxy Statement; and (ii) the transactions described below.

Review, Approval, and Ratification of Transactions with Related Party

Our CGN Committee has primary responsibility for reviewing and approving in advance or ratifying all related party transactions. Additionally, on at least an annual basis, the Audit Committee also reviews all identified related party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related party transactions. First, each executive officer is required to notify either our General Counsel or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the General Counsel or Chief Financial Officer is required to notify the CGN Committee of the potential conflict. The directors, Chief Executive Officer, Chief Financial Officer and General Counsel are required to notify the CGN Committee of any potential transaction that could create a conflict of interest. Second, each year, we require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The CGN Committee reviews related party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. It is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders’ best interests, including situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

These policies and procedures are included in our Corporate Governance Principles, which is available in the Corporate Governance section of the Investors section of our website at www.bmrn.com. Information on our website is not incorporated by reference into this Proxy Statement.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or associates of any director or executive officer is or at any time since January 1, 2011 has been indebted to us.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting Materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Availability Notice or other Annual Meeting Materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

This year, a number of brokers with account holders who are our stockholders will be householding our Proxy Materials. A Proxy Availability Notice or Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Availability Notice or Proxy Materials, please notify your broker or contact Broadridge Financial Solutions, Inc. in writing: Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717; or by telephone: (800) 542-1061. Stockholders who currently receive multiple copies of the Proxy Availability Notice or Proxy Materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Availability Notice or Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

APPROVAL

The contents of this Proxy Statement and the sending thereof to the stockholders have been authorized by the Board.

By Order of the Board of Directors

G. Eric Davis

Senior Vice President, General Counsel and Secretary

March 29, 2012

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, is available without charge upon written request to Investor Relations, BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949 or by accessing a copy on BioMarin’s website at www.bmrn.com in the Investors section under “Financial Information—SEC Filings.” under “Financial Information—SEC Filings.”

BIOMARIN PHARMACEUTICAL INC. 105 DIGITAL DR. NOVATO, CA 94949

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01	Jean-Jacques Bienaimé 02 Michael Grey 03 Elaine J. Heron 04 Pierre Lapalme 05 V. Bryan Lawlis
06	Richard A. Meier 07 Alan J. Lewis 08 William D. Young 09 Kenneth M. Bate
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	To vote on an advisory basis to approve the compensation of BioMarin’s Named Executive Officers, as disclosed in its Proxy Statement.					☐	☐	☐
3	To ratify the selection of KPMG LLP as the independent registered public accounting firm for BioMarin for the fiscal year ending December 31, 2012.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com .

BioMarin Pharmaceutical Inc. Annual Meeting of Stockholders May 8, 2012 9:00 AM This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jean-Jacques Bienaimé and G. Eric Davis, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of BioMarin Pharmaceutical Inc. Common Stock, that the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 8, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders.

When properly executed, this proxy will be voted in the manner directed herein, or if no such direction is made, it will be voted in accordance with the Board of Director’s recommendations.

(PLEASE DATE AND SIGN ON REVERSE SIDE)